Filed Pursuant to Rule 424(b)(2)
Registration No. 333-228614
Pricing Supplement dated March 30, 2021 to the
Prospectus dated December 26, 2018, Prospectus Supplement dated November 19, 2020,
Product Prospectus Supplement (Equity Linked Index Notes, Series A) dated November 19, 2020 and
Product Prospectus Supplement (Equity Securities Linked Notes and Exchange Traded Fund Linked Notes, Series A) dated November 19, 2020

The Bank of Nova Scotia
$1,198,000
Market Linked Securities – Leveraged Upside Participation and Contingent Downside, Principal at Risk Securities
Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF and the iShares® MSCI EAFE ETF Due April 5, 2027
The Market Linked Securities – Leveraged Upside Participation and Contingent Downside, Principal at Risk Securities, Linked to the Lowest Performing of the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF and the iShares® MSCI EAFE ETF Due April 5, 2027 (the “Securities”) offered hereunder are senior unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including possible loss of the Principal Amount invested due to the negative performance of the Reference Assets and the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The Securities are linked to the lowest performing of the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF and the iShares® MSCI EAFE ETF (each, a “Reference Asset” and together, the “Reference Assets”). We also refer to the EURO STOXX 50® Index as the “Reference Index” and each of the iShares® MSCI Emerging Markets ETF and the iShares® MSCI EAFE ETF as a “Reference Fund” herein. The “Lowest Performing Reference Asset” will be the Reference Asset that has the lowest Percentage Change. The “Percentage Change” of a Reference Asset will be equal to the change in the Ending Value of such Reference Asset on the Calculation Day as compared to its Starting Value, expressed as a percentage.
The Securities will not be listed on any securities exchange or automated quotation system.
The Securities do not bear interest. The amount that you will be paid on your Securities at maturity will be based on the performance of the Lowest Performing Reference Asset as measured from the Pricing Date to, and including, the Calculation Day. If the Percentage Change of the Lowest Performing Reference Asset is below -30.00% (the Ending Value of the Lowest Performing Reference Asset is less than its Starting Value by more than 30.00%), you will have full downside exposure to the decrease in the value of the Lowest Performing Reference Asset from its Starting Value and, accordingly, you will lose more than 30.00%, and possibly all, of your initial investment. Any payment on your Securities is subject to our credit risk.
Your return on the Securities will depend solely on the performance of the Lowest Performing Reference Asset. You will not benefit in any way form the performance of any better performing Reference Asset. Therefore, you will be adversely affected if any Reference Asset performs poorly, and such poor performance will not be offset or mitigated by positive or less negative performance by any other Reference Asset.
To determine your payment at maturity, we will first calculate the Percentage Change of each Reference Asset, in each case subject to adjustment. The Percentage Change of a Reference Asset may be positive, negative or zero (depending whether the value of such Reference Asset increases, decreases or remains unchanged from its Starting Value to its Ending Value). At maturity, for each $1,000 Principal Amount of your Securities:
●
if the Ending Value of the Lowest Performing Reference Asset is greater than its Starting Value (the Percentage Change of the Lowest Performing Reference Asset is positive), you will receive an amount in cash equal to the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Percentage Change of the Lowest Performing Reference Asset, times (iii) the Participation Rate of 282.00%;

●
if the Ending Value of the Lowest Performing Reference Asset is less than or equal to its Starting Value but not by more than 30.00% (the Percentage Change of the Lowest Performing Reference Asset is zero or negative but not below -30.00%), you will receive an amount in cash equal to $1,000; or

●
if the Ending Value of the Lowest Performing Reference Asset is less than its Starting Value by more than 30.00% (the Percentage Change of the Lowest Performing Reference Asset is negative and below -30.00%), you will receive less than $1,000 and have full downside exposure to the decrease in the value of the Lowest Performing Reference Asset from its Starting Value. In this case, you will receive an amount in cash equal to the sum of: (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Percentage Change of the Lowest Performing Reference Asset.

Following the determination of the Starting Value for each Reference Asset, the amount you will be paid on your Securities at maturity will not be affected by the value of any Reference Asset at any time on any day other than its Closing Value on the Calculation Day. If the Ending Value of the Lowest Performing Reference Asset is less than its Starting Value by more than 30.00%, you will have full downside exposure to the decrease in the value of the Lowest Performing Reference Asset from its Starting Value and you will lose more than 30.00%, and possibly all, of your investment in the Securities. The Securities will not bear interest, and no other payments on your Securities will be made prior to maturity.
The difference between the estimated value of your Securities and the Original Offering Price reflects costs that the Bank expects to incur and profits that the Bank expects to realize in connection with hedging activities related to the Securities. These costs and profits will likely reduce the secondary market price, if any, at which the Underwriters are willing to purchase the Securities. The Underwriters may, but are not obligated to, purchase any Securities. As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Trade Date and you may lose a substantial portion of your initial investment. The Bank’s profit in relation to the Securities will vary based on the difference between (i) the amounts received by the Bank in connection with the issuance and the reinvestment return received by the Bank in connection with such amounts and (ii) the costs incurred by the Bank in connection with the issuance of the Securities and the hedging transactions it effects. The Bank’s affiliates or the Underwriters’ affiliates may also realize a profit from a hedging transaction with our affiliate and/or an affiliate of Wells Fargo Securities, LLC (“WFS”) in connection with your Securities as described under “The Bank’s Estimated Value of the Securities”.
The return on your Securities will relate to the price return of the Reference Assets and will not include a total return or dividend component of the Reference Index or any dividends or other distributions paid on any Reference Fund. The Securities are derivative products based on the performance of the Reference Assets. The Securities do not constitute a direct investment in any Reference Fund or any of the shares, units or other securities represented by the Reference Assets. By acquiring Securities, you will not have any direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any Reference Fund or any such share, unit or security and will not have any rights as a shareholder, unitholder or other security holder of any of the issuer of any Reference Fund or any other such issuers including, without limitation, any voting rights or rights to receive dividends or other distributions.
Neither the United States Securities and Exchange Commission (“SEC”), nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus dated December 26, 2018 (the “prospectus), prospectus supplement dated November 19, 2020 (the “prospectus supplement”), product prospectus supplement Equity Linked Index Notes, Series A dated November 19, 2020 (the “index product prospectus supplement”) or product prospectus supplement Equity Securities Linked Notes and Exchange Traded Fund Linked Notes, Series A dated November 19, 2020 (the “equity securities and ETF product prospectus supplement” and, together with index product prospectus supplement, the “product prospectus supplements”). Any representation to the contrary is a criminal offense.
The Securities are not insured by the Canada Deposit Insurance Corporation pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other governmental agency of Canada, the United States or any other jurisdiction.
Scotia Capital (USA) Inc., our affiliate, has agreed to purchase the Securities from us for distribution to other registered broker dealers including WFS. Scotia Capital (USA) Inc. or any of its affiliates or agents may use this pricing supplement in market-making transactions in Securities after their initial sale. If you are buying Securities from Scotia Capital (USA) Inc. or another of its affiliates or agents, this pricing supplement may be used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and on page PS-36 of the index product prospectus supplement and page PS-47 of the equity securities and ETF product prospectus supplement.
	Per Security	Total
Price to public[1]	100.00%	$1,198,000.00
Underwriting commissions[2]	3.82%	$45,763.60
Proceeds to The Bank of Nova Scotia[3]	96.18%	$1,152,236.40
The Securities have complex features and investment in the Securities involves certain risks. You should refer to “Additional Risks” beginning on page P-17 in this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of each product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 6 of the accompanying prospectus.
We will deliver the Securities in book-entry form through the facilities of The Depository Trust Company (“DTC”) on the Original Issue Date against payment in immediately available funds.
Scotia Capital (USA) Inc.	Wells Fargo Securities, LLC

1 The estimated value of the Securities as determined by the Bank as of the pricing date is $901.00 (90.10%) per $1,000 Principal Amount of the Securities. See "The Bank's Estimated Value of the Securities" in this pricing supplement for additional information.
2 Scotia Capital (USA) Inc. or one of our affiliates has agreed to purchase the aggregate Principal Amount of the Securities and as part of the distribution, has agreed to sell the Securities to WFS at a discount of $38.20 (3.82%) per $1,000 Principal Amount of the Securities. Wells Fargo Securities, LLC will provide selected dealers, including Wells Fargo Advisors ("WFA", the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $25.00 (2.50%) per $1,000 Principal Amount of the Securities, and WFA will receive a distribution expense fee of $1.20 (0.12%) per $1,000 Principal Amount of the Securities for Securities sold by WFA. In respect of certain Securities sold in this offering, we will also pay a fee of $1.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers. See "Supplemental Plan of Distribution (Conflicts of Interest)" in this pricing supplement for additional information.
3 Excludes any profits from hedging. For additional considerations relating to hedging activities see "Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices" in this pricing supplement.

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, and the accompanying prospectus, prospectus supplement, and each product prospectus supplement. See “Additional Terms of the Securities” in this pricing supplement.
Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP/ISIN:	064159S98 / US064159S980
Type of Securities:	Market Linked Securities – Leveraged Upside Participation and Contingent Downside, Principal at Risk Securities
Reference Assets:	The EURO STOXX 50® Index (Bloomberg Ticker: SX5E, “SX5E”), the iShares® MSCI Emerging Markets ETF (Bloomberg Ticker: EEM, “EEM”) and the iShares® MSCI EAFE ETF (Bloomberg Ticker: EFA, “EFA”)
Sponsors and Investment Advisers:	The sponsor of the SX5E is STOXX Limited. The investment adviser for each of the EEM and the EFA is BlackRock Fund Advisors.
Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:	$1,000 per Security
Original Offering Price:	100.00% of the Principal Amount of each Security
Currency:	U.S. Dollars
Pricing Date:	March 30, 2021
Trade Date:	March 30, 2021
Original Issue Date:	April 5, 2021

Delivery of the Securities will be made against payment therefor on the third Business Day following the Trade Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in 2 Business Days (T+2), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the Trade Date will be required, by virtue of the fact that each Security initially will settle in 3 Business Days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:
April 5, 2027 or, if such day is not a Business Day, the next succeeding Business Day. If the Calculation Day is postponed such that the last Calculation Day falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the last Calculation Day as postponed.

Principal at Risk:	If the Ending Value of the Lowest Performing Reference Asset is less than its Threshold Value, you will lose more than 30.00%, and possibly all, of your investment in the Securities
Fees and Expenses:
Scotia Capital (USA) Inc. or one of our affiliates has agreed to purchase the aggregate Principal Amount of the Securities and as part of the distribution, has agreed to sell the Securities to WFS at a discount of $38.20 (3.82%) per $1,000 Principal Amount of the Securities. WFS will provide selected dealers, including Wells Fargo Advisors (“WFA”, the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $25.00 (2.50%) per $1,000 Principal Amount of the Securities, and WFA will receive a distribution expense fee of $1.20 (0.12%) per $1,000 Principal Amount of the Securities for Securities sold by WFA.

In addition, in respect of certain Securities sold in this offering, we will also pay a fee of $1.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.

The price at which you purchase the Securities includes costs that the Bank, the Underwriters or their respective affiliates expect to incur and profits that the Bank, the Underwriters or their respective affiliates expect to realize in connection with hedging activities related to the Securities, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Securities.  As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Pricing Date. See “Additional Risks — Risks Relating to Estimated Value and Liquidity — The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Redemption Amount at Maturity:	The Redemption Amount at Maturity will be based on the performance of the Lowest Performing Reference Asset and will be calculated as follows:
If the Ending Value of the Lowest Performing Reference Asset is greater than its Starting Value, then the Redemption Amount at Maturity will equal:
Principal Amount + (Principal Amount × Participation Rate × Percentage Change of the Lowest Performing Reference Asset)
If the Ending Value of the Lowest Performing Reference Asset is less than or equal to its Starting Value, but greater than or equal to its Threshold Value, then the Redemption Amount at Maturity will equal:

the Principal Amount
If the Ending Value of the Lowest Performing Reference Asset is less than its Threshold Value, then the Redemption Amount at Maturity will equal:
Principal Amount + (Principal Amount × Percentage Change of the Lowest Performing Reference Asset)

If the Ending Value of the Lowest Performing Reference Asset is less than its Threshold Value, you will have full downside exposure to the decrease in the value of the Lowest Performing Reference Asset from its Starting Value and, accordingly, you will lose more than 30.00%, and possibly all, of your investment in the Securities.

Starting Value:	With respect to SX5E, 3,926.20
With respect to EEM, $53.07
With respect to EFA, $76.20
In each case, the Closing Value of such Reference Asset on the Pricing Date
Ending Value:	With respect to each Reference Asset, the Closing Value of such Reference Asset on the Calculation Day.
Closing Value:	With respect to the Reference Index on any Trading Day, its Closing Level on that Trading Day; and with respect to a Reference Fund on any Trading Day, its Fund Closing Price on that Trading Day.
Closing Level:
With respect to the Reference Index, for any date of determination, the closing level of such Reference Index published on the Bloomberg Professional® service (“Bloomberg”) page “SX5E<Index>“ or any successor page on Bloomberg or any successor service, as applicable, on such date of determination. In certain special circumstances, the Closing Level of the Reference Index will be determined by the Calculation Agent. See “—Postponement of the Calculation Day” and “Additional Terms of the Securities—Market Disruption Events” herein and “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” in the index product prospectus supplement.

Closing Price:	With respect to each Reference Fund, the Closing Price for one share of such Reference

Fund (or one unit of any other security for which a closing price must be determined) on any trading day means the official closing price on such day published by the principal United States securities exchange registered under the Exchange Act on which such Reference Fund (or any such other security) is listed or admitted to trading. In certain special circumstances, the Closing Price of a Reference Fund will be determined by the Calculation Agent. See “—Postponement of the Calculation Day” and “Additional Terms of the Securities—Market Disruption Events” herein.

Fund Closing Price:
The Fund Closing Price with respect to a Reference Fund on any Trading Day means the product of (i) the Closing Price of one share of such Reference Fund (or one unit of any other security for which a Fund Closing Price must be determined) on such Trading Day and (ii) the Adjustment Factor applicable to such Reference Fund on such Trading Day.

Adjustment Factor:
With respect to each Reference Fund, the Adjustment Factor means, with respect to a share of such Reference Fund (or one unit of any other security for which a Fund Closing Price must be determined), 1.0, subject to adjustment in the event of certain events affecting the shares of such Reference Fund. See “Additional Terms of the Securities—Anti-dilution Adjustments Relating to a Reference Fund” below.

Lowest Performing Reference Asset:	The Reference Asset with the lowest Percentage Change, calculated as of the Calculation Day
Percentage Change:	With respect to any Reference Asset on the Calculation Day, the Percentage Change will be calculated as follows:
Ending Value – Starting Value Starting Value
For the avoidance of doubt, the Percentage Change of any Reference Asset may be a negative value
Threshold Value:	With respect to SX5E, 2,748.34 (70.00% of its Starting Value)
With respect to EEM, $37.149 (70.00% of its Starting Value)
With respect to EFA, $53.34 (70.00% of its Starting Value)
In each case, as determined by the Calculation Agent.
Participation Rate:	282.00%
Calculation Day:	March 29, 2027. The Calculation Day is subject to postponement as described under “—Postponement of the Calculation Day” below.
Postponement of the Calculation Day:
If the Calculation Day is not a Trading Day with respect to any Reference Asset, such Calculation Day for each Reference Asset will be postponed to the next succeeding day that is a Trading Day with respect to each Reference Asset.
If a market disruption event occurs or is continuing with respect to a Reference Asset on the Calculation Day, then the Calculation Day for such Reference Asset will be postponed to the first succeeding Trading Day for such Reference Asset on which a market disruption event for such Reference Asset has not occurred and is not continuing; however, if such first succeeding Trading Day has not occurred as of the eighth Trading Day for such Reference Asset after the originally scheduled Calculation Day, that eighth Trading Day shall be deemed to be the Calculation Day for such Reference Asset. If the Calculation Day has been postponed eight Trading Days for a Reference Asset after the originally scheduled Calculation Day and a market disruption event occurs or is continuing with respect to such Reference Asset on such eighth Trading Day, the calculation agent will determine the closing value of such Reference Asset on such eighth trading day (i) in the case of the Reference Index, in accordance with the formula for and method of calculating the closing level of the Reference Index last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any relevant security, if a market disruption event has occurred with respect to such security, its good faith estimate of the value of such security at the time at which the official closing level of the Reference Index is calculated and published by the relevant index sponsor) on such date of each security included in the Reference Index and (ii) in the case of a Reference Fund, based on its good faith estimate of the value of the shares (or other applicable securities) of such Reference Fund as of the close of trading on such date. As used in clause (i) of the immediately preceding sentence, “closing price” means, with respect to any security on any date, the relevant stock exchange traded or quoted price of such security as of the time at which the official closing level of the Reference Index is calculated and published by the relevant index sponsor. Notwithstanding the postponement of the Calculation Day for a Reference Asset due to a market disruption event with respect to such Reference Asset on such Calculation Day, the originally scheduled Calculation Day will remain the Calculation Day for any Reference Asset not affected by a market disruption event on such day.

Notwithstanding anything to the contrary in the accompanying product prospectus supplements, the Calculation Day will be postponed as set forth herein.
Form of Securities:	Book-entry
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Underwriters:	Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC
Status:
The Securities will constitute direct, senior, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, senior, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime.

Tax Considerations:
For a discussion of the Canadian income tax considerations to a holder of owning the Securities, see "Canadian Income Tax Consequences" below. For a discussion of the United States federal income tax considerations of the ownership and disposition of the Securities, see "U.S. Federal Income Tax Consequences" below.

Tax Redemption:
The Bank (or its successor) may redeem the Securities, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Securities. See “Tax Redemption” in each accompanying product prospectus supplement.

Listing:	The Securities will not be listed on any securities exchange or automated quotation system
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	The Depository Trust Company
Business Day:	New York and Toronto
Canadian Bail-in:	The Securities are not bail-inable debt securities under the CDIC Act
Investing in the Securities involves significant risks. You may lose a substantial portion or all of your investment in the Securities. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

ADDITIONAL TERMS OF THE SECURITIES
You should read this pricing supplement together with the accompanying prospectus dated December 26, 2018, as supplemented by the accompanying prospectus supplement dated November 19, 2020, the accompanying product prospectus supplement (Equity Linked Index Notes, Series A) dated November 19, 2020 and the accompanying product prospectus supplement (Equity Securities Linked Notes and Exchange Traded Fund Linked Notes, Series A) dated November 19, 2020, relating to our Senior Note Program, Series A, of which these Securities are a part. Certain terms used but not defined in this pricing supplement will have the meanings given to them in the applicable product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Securities may vary from the terms described in the accompanying prospectus, prospectus supplement, and product prospectus supplements in several important ways. You should read this pricing supplement, including the documents incorporated herein, carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in each accompanying product prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website at http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000009631):
Prospectus dated December 26, 2018:
http://www.sec.gov/Archives/edgar/data/9631/000119312518357537/d677731d424b3.htm
Prospectus Supplement dated November 19, 2020:
https://www.sec.gov/Archives/edgar/data/9631/000091412120004166/bn55448709-424b3.htm
Product Prospectus Supplement (Equity Linked Index Notes, Series A), dated November 19, 2020:
http://www.sec.gov/Archives/edgar/data/9631/000091412120004168/bn55448882-424b2.htm
Product Prospectus Supplement (Equity Securities Linked Notes and Exchange Traded Fund Linked Notes, Series A), dated November 19, 2020:
http://www.sec.gov/Archives/edgar/data/9631/000091412120004170/bn55448880-424b2.htm
For purposes of the Securities, the following definitions will apply and to the extent they conflict with the definitions including in the accompanying product prospectus supplements, the definitions in this pricing supplement will control.
Certain Definitions
A “Trading Day” with respect to the Reference Index means a day, as determined by the Calculation Agent, on which (i) its Sponsor is scheduled to publish the level of the Reference Index and (ii) each related futures or options exchange with respect to the Reference Index is scheduled to be open for trading for its regular trading session.
A “Trading Day” with respect to a Reference Fund means a day, as determined by the Calculation Agent, on which the relevant stock exchange and each related futures or options exchange with respect to such Reference Fund or any successor thereto, if applicable, are scheduled to be open for trading for their respective regular trading sessions.
With respect to the Reference Index, the “relevant stock exchange” for any security then underlying the Reference Index means the primary exchange or quotation system on which such security is traded, as determined by the Calculation Agent.

With respect to a Reference Fund, the “relevant stock exchange” for such Reference Fund means the primary exchange or quotation system on which shares (or other applicable securities) of such Reference Fund are traded, as determined by the Calculation Agent.
With respect to the Reference Index, the “related futures or options exchange” means an exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Reference Index.
With respect to a Reference Fund, the “related futures or options exchange” for such Reference Fund means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to such Reference Fund.
Market Disruption Events
A “market disruption event” for the Reference Index means any of the following events with respect to the Reference Index, as determined by the Calculation Agent in its sole discretion:
(A)
Any of the following events occurs or exists with respect to any security included in the Reference Index or any successor index, and the aggregate of all securities included in the Reference Index or successor index with respect to which any such event occurs comprise 20% or more of the level of the Reference Index or successor index:

•
a material suspension of or limitation imposed on trading by the relevant stock exchange for such security or otherwise at any time during the one-hour period that ends at the scheduled closing time for the relevant stock exchange for such security on that day, whether by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise;

•
any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, such security on its relevant stock exchange at any time during the one-hour period that ends at the scheduled closing time for the relevant stock exchange for such security on that day; or

•
the closure on any exchange business day of the relevant stock exchange for such security prior to its scheduled closing time unless the earlier closing is announced by such relevant stock exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such relevant stock exchange and (ii) the submission deadline for orders to be entered into the relevant stock exchange system for execution at the scheduled closing time for such relevant stock exchange on that day.

(B)	Any of the following events occurs or exists with respect to futures or options contracts relating to the Reference Index or any successor index:
•
a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise at any time during the one-hour period that ends at the close of trading on such related futures or options exchange on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise;

•
any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to such Reference Asset or successor index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on such related futures or options exchange on that day; or

•
the closure on any exchange business day of any related futures or options exchange prior to its scheduled closing time unless the earlier closing time is announced by such related futures or options exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such related futures or options exchange and (ii) the submission deadline for orders to be entered into the related futures or options exchange system for execution at the close of trading for such related futures or options exchange on that day.

(C)
The Sponsor fails to publish the level of the Reference Index or any successor index (other than as a result of the Sponsor having discontinued publication of the Reference Index or successor index and no successor index being available).

(D)	Any related futures or options exchange fails to open for trading during its regular trading session.
For purposes of determining whether a market disruption event has occurred with respect to the Reference Index:
(1)
the relevant percentage contribution of a security included in the Reference Index or any successor index to the level of the Reference Index will be based on a comparison of (x) the portion of the level of such index attributable to that security and (y) the overall level of the Reference Index or successor equity index, in each case using the official opening weightings as published by the Sponsor as part of the market opening data;

(2)
the “scheduled closing time” of any relevant stock exchange or related futures or options exchange on any Trading Day for the Reference Index or any successor equity index means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such Trading Day, without regard to after hours or any other trading outside the regular trading session hours; and

(3)
an “exchange business day” means any Trading Day on which (i) the Sponsor publishes the level of the Reference Index or any successor index and (ii) each related futures or options exchange is open for trading during its regular trading session, notwithstanding any related futures or options exchange closing prior to its scheduled closing time.

A “market disruption event” for a particular Reference Fund means any of the following events with respect to such Reference Fund, as determined by the Calculation Agent in its sole discretion:
(A)
The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchange or otherwise relating to the shares (or other applicable securities) of such Reference Fund or any successor fund on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by such relevant stock exchange or otherwise.

(B)
The occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to the shares (or other applicable securities) of such Reference Fund or any successor fund on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise.

(C)
The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, shares (or other applicable securities) of such Reference Fund or any successor fund on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on that day.

(D)
The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to shares (or other applicable securities) of such Reference Fund or any successor fund on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)
The closure of the relevant stock exchange or any related futures or options exchange with respect to such Reference Fund or any successor fund prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at the close of trading on that day.

(F)	The relevant stock exchange or any related futures or options exchange with respect to such Reference Fund or any successor fund fails to open for trading during its regular trading session.
For purposes of determining whether a market disruption event has occurred with respect to a Reference Fund:
(1)	“close of trading” means the scheduled closing time of the relevant stock exchange with respect to such Reference Fund or any successor fund; and
(2)
the “scheduled closing time” of the relevant stock exchange or any related futures or options exchange on any Trading Day for such Reference Fund or any successor fund means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such Trading Day, without regard to after hours or any other trading outside the regular trading session hours.

Anti-dilution Adjustments Relating to a Reference Fund.
The Calculation Agent will adjust the Adjustment Factor for a Reference Fund as specified below if any of the events specified below occurs with respect to such Reference Fund and the effective date or ex-dividend date, as applicable, for such event is after the Pricing Date and on or prior to the Calculation Day for such Reference Fund.
The adjustments specified below do not cover all events that could affect a Reference Fund, and there may be other events that could affect a Reference Fund for which the Calculation Agent will not make any such adjustments, including, without limitation, an ordinary cash dividend. Nevertheless, the Calculation Agent may, in its sole discretion, make additional adjustments to any terms of the securities upon the occurrence of other events that affect or could potentially affect the market price of, or shareholder rights in, a Reference Fund, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the securities. In addition, the Calculation Agent may, in its sole discretion, make adjustments or a series of adjustments that differ from those described herein if the Calculation Agent determines that such adjustments do not properly reflect the economic consequences of the events specified in this pricing supplement or would not preserve the relative investment risks of the securities. All determinations made by the Calculation Agent in making any adjustments to the terms of the securities, including adjustments that are in addition to, or that differ from, those described in this pricing supplement, will be made in good faith and a commercially reasonable manner, with the aim of ensuring an equitable result. In determining whether to make any adjustment to the terms of the securities, the Calculation Agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the applicable Reference Fund.
For any event described below, the Calculation Agent will not be required to adjust the Adjustment Factor for a Reference Fund unless the adjustment would result in a change to the Adjustment Factor for such Reference Fund then in effect of at least 0.10%. The Adjustment Factor for a Reference Fund resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.
(A)	Stock Splits and Reverse Stock Splits
If a stock split or reverse stock split has occurred, then once such split has become effective, the Adjustment Factor for such Reference Fund will be adjusted to equal the product of the prior Adjustment Factor for such Reference Fund and the number of securities which a holder of one share (or other applicable security) of such Reference Fund before the effective date of such stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.
(B)	Stock Dividends

If a dividend or distribution of shares (or other applicable securities) to which the securities are linked has been made by a Reference Fund ratably to all holders of record of such shares (or other applicable security), then the Adjustment Factor for such Reference Fund will be adjusted on the ex-dividend date to equal the prior Adjustment Factor for such Reference Fund plus the product of the prior Adjustment Factor for such Reference Fund and the number of shares (or other applicable security) of such Reference Fund which a holder of one share (or other applicable security) of such Reference Fund before the ex-dividend date would have owned or been entitled to receive immediately following that date; provided, however, that no adjustment will be made for a distribution for which the number of securities of such Reference Fund paid or distributed is based on a fixed cash equivalent value.

(C)	Extraordinary Dividends

If an extraordinary dividend (as defined below) has occurred with respect to a Reference Fund, then the Adjustment Factor for such Reference Fund will be adjusted on the ex-dividend date to equal the product of the prior Adjustment Factor for such Reference Fund and a fraction, the numerator of which is the closing price per share (or other applicable security) of such Reference Fund on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price per share (or other applicable security) of such Reference Fund on the trading day preceding the ex-dividend date exceeds the extraordinary dividend amount (as defined below).

For purposes of determining whether an extraordinary dividend has occurred with respect to a Reference Fund:
(1)	“extraordinary dividend” means any cash dividend or distribution (or portion thereof) that the Calculation Agent determines, in its sole discretion, is extraordinary or special; and
(2)
“extraordinary dividend amount” with respect to an extraordinary dividend for the securities of such Reference Fund will equal the amount per share (or other applicable security) of such Reference Fund of the applicable cash dividend or distribution that is attributable to the extraordinary dividend, as determined by the Calculation Agent in its sole discretion.

A distribution on the securities of a Reference Fund described below under the section entitled “—Reorganization Events” below that also constitutes an extraordinary dividend for such Reference Fund will only cause an adjustment pursuant to that “—Reorganization Events” section.
(D)	Other Distributions
If a Reference Fund declares or makes a distribution to all holders of the shares (or other applicable security) of such Reference Fund of any non-cash assets, excluding dividends or distributions described under the section entitled “—Stock Dividends” above, then the Calculation Agent may, in its sole discretion, make such adjustment (if any) to the Adjustment Factor for such Reference Fund as it deems appropriate in the circumstances. If the Calculation Agent determines to make an adjustment pursuant to this paragraph, it will do so with a view to offsetting, to the extent practical, any change in the economic position of a holder of the securities that results solely from the applicable event.
(E)	Reorganization Events
If a Reference Fund, or any successor fund, is subject to a merger, combination, consolidation or statutory exchange of securities with another exchange traded fund, and such Reference Fund is not the surviving entity (a “reorganization event”), then, on or after the date of such event, the Calculation Agent shall, in its sole discretion, make an adjustment to the Adjustment Factor for such Reference Fund or the method of determining the payment at maturity or any other terms of the securities as the Calculation Agent determines appropriate to account for the economic effect on the securities of such event, and determine the effective date of that adjustment. If the Calculation Agent determines that no adjustment that it could make will produce a commercially reasonable result, then the Calculation Agent may deem such event a liquidation event (as defined below).

Liquidation Events Relating to a Reference Fund.
If a Reference Fund is de-listed, liquidated or otherwise terminated (a “liquidation event”), and a successor or substitute exchange traded fund exists that the Calculation Agent determines, in its sole discretion, to be comparable to such Reference Fund, then, upon the Calculation Agent’s notification of that determination to the trustee and Wells Fargo, any subsequent Fund Closing Price for such Reference Fund will be determined by reference to the Fund Closing Price of such successor or substitute exchange traded fund (such exchange traded fund being referred to herein as a “successor fund”), with such adjustments as the Calculation Agent determines are appropriate to account for the economic effect of such substitution on holders of the securities.
If a Reference Fund undergoes a liquidation event prior to, and such liquidation event is continuing on, the date that any Fund Closing Price of such Reference Fund is to be determined and the Calculation Agent determines that no successor fund is available at such time, then the Calculation Agent will, in its discretion, calculate the Fund Closing Price for such Reference Fund on such date by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate such Reference Fund, provided that if the Calculation Agent determines in its discretion that it is not practicable to replicate such Reference Fund (including but not limited to the instance in which the Target Index Sponsor discontinues publication of the Target Index), then the Calculation Agent will calculate the Fund Closing Price for such Reference Fund in accordance with the formula last used to calculate such Fund Closing Price before such liquidation event, but using only those securities that were held by such Reference Fund immediately prior to such liquidation event without any rebalancing or substitution of such securities following such liquidation event.
If a successor fund is selected or the Calculation Agent calculates the Fund Closing Price as a substitute for such Reference Fund, such successor fund or Fund Closing Price will be used as a substitute for such Reference Fund for all purposes, including for purposes of determining whether a market disruption event exists. Notwithstanding these alternative arrangements, a liquidation event with respect to a Reference Fund may adversely affect the value of the securities.
If any event is both a reorganization event and a liquidation event with respect to a Reference Fund, such event will be treated as a reorganization event with respect to such Reference Fund for purposes of the securities unless the Calculation Agent makes the determination referenced in the last sentence of the section entitled “—Anti-dilution Adjustments—Reorganization Events Relating to a Reference Fund” above.
Alternate Calculation of a Reference Fund
If at any time the method of calculating a Reference Fund or a successor fund, or its Target Index, is changed in a material respect, or if a Reference Fund or a successor fund is in any other way modified so that such Reference Fund does not, in the opinion of the Calculation Agent, fairly represent the price of the securities of such Reference Fund or such successor fund had such changes or modifications not been made, then the Calculation Agent may, at the close of business in New York City on the date that any Fund Closing Price for such Reference Fund is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a closing price of such Reference Fund comparable to such Reference Fund or such successor fund, as the case may be, as if such changes or modifications had not been made, and calculate the Fund Closing Price for such Reference Fund and the payment at maturity with reference to such adjusted closing price of such Reference Fund or such successor fund, as applicable.

INVESTOR SUITABILITY
The Securities may be suitable for you if:
•	You fully understand and accept the risks inherent in an investment in the Securities, including the risk of losing a substantial portion or all of your initial investment
•	You can tolerate a loss of up to 100.00% of your initial investment
•	You believe that the value of each Reference Asset will appreciate over the term of the Securities
•	You are willing to invest in the Securities based on the Participation Rate indicated herein
•	You understand and accept that you will lose a significant portion or all of your initial investment if the Ending Value of any Reference Asset is less than its Threshold Value
•
You understand and accept that the Securities are not linked to a basket of the Reference Assets and that the Redemption Amount will be based solely on the performance of the Lowest Performing Reference Asset, which is the Reference Asset with the lowest Percentage Change, regardless of the performance of any other Reference Asset

•	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the values of the Reference Assets
•	You do not seek current income from your investment and are willing to forgo any dividends paid on the shares of the Reference Funds or the Reference Asset Constituent Stocks
•	You are willing to hold the Securities to maturity, a term of approximately 72 months, and accept that there may be little or no secondary market for the Securities
•
You are willing to assume the credit risk of the Bank for all payments under the Securities, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you, including any repayment of principal

The Securities may not be suitable for you if:
•	You do not fully understand or are unwilling to accept the risks inherent in an investment in the Securities, including the risk of losing a substantial portion or all of your initial investment
•	You require an investment designed to guarantee a full return of principal at maturity
•	You cannot tolerate a loss of up to 100.00% of your initial investment
•	You believe that the Ending Value of at least one Reference Asset will be less than its Starting Value
•	You are unwilling to invest in the Securities based on the Participation Rate indicated herein
•	You do not understand or are unwilling to accept that you will lose a significant portion or all of your initial investment if the Ending Value of any Reference Asset is less than its Threshold Value
•
You do not understand or are unwilling to accept that the Securities are not linked to a basket of the Reference Assets and that the Redemption Amount will be based solely on the performance of the Lowest Performing Reference Asset, which is the Reference Asset with the lowest Percentage Change, regardless of the performance of any other Reference Asset

•	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the values of the Reference Assets
•	You seek current income from your investment or prefer to receive dividends paid on the shares of the Reference Funds or any Reference Asset Constituent Stocks
•	You are unwilling to accept the risk of exposure to the Reference Assets
•	You are unwilling to hold the Securities to maturity, a term of approximately 72 months, or you seek an investment for which there will be an active secondary market
•	You are not willing to assume the credit risk of the Bank for all payments under the Securities
•	You are not willing to purchase securities with an estimated value that is lower than the Original Offering Price
•	You prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings
The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Additional Risks” herein and the “Additional Risk Factors Specific to the Notes” in each accompanying product prospectus supplement for risks related to an investment in the Securities.

HYPOTHETICAL PAYMENTS AT MATURITY ON THE SECURITIES
The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Lowest Performing Reference Asset used to illustrate the calculation of the Redemption Amount at Maturity (rounded to two decimal places) are not estimates or forecasts of the actual Starting Value, Ending Value or the value of any Reference Asset on the Calculation Day or on any Trading Day prior to the Maturity Date. All examples assume that a holder purchased Securities with an aggregate Principal Amount of $1,000.00, a Participation Rate of 282.00%, a Threshold Value of each Reference Asset equal to 70.00% of its Starting Value, and that no market disruption event occurs on the Calculation Day. Amounts below may have been rounded for ease of analysis. The hypothetical Starting Values shown in the examples below have been chosen arbitrarily for illustrative purposes only; the actual Starting Values are specified herein.

Example 1—	Calculation of the Redemption Amount at Maturity where the Ending Value of the Lowest Performing Reference Asset is greater than its Starting Value.

	Reference Asset A	Reference Asset B	Reference Asset C
Hypothetical Starting Value:	100.00	$100.00	$100.00
Hypothetical Ending Value:	103.00	$110.00	$120.00
Hypothetical Threshold Value:	70.00	$70.00	$70.00
Hypothetical Percentage Change:	3.00%	10.00%	20.00%

Percentage Change of the Lowest Performing Reference Asset:	3.00%

Redemption Amount at Maturity:	$1,000.00 + ($1,000.00 × 282.00% × 3.00%) = $1,000.00 + $84.60 = $1,084.60

In this example, Reference Asset A has the lowest Percentage Change and is therefore the Lowest Performing Reference Asset. Because the Ending Value of the Lowest Performing Reference Asset is greater than its Starting Value, on a $1,000 investment, a 3.00% Percentage Change of the Lowest Performing Reference Asset results in a Redemption Amount at Maturity of $1,084.60.

Example 2—
Calculation of the Redemption Amount at Maturity where the Ending Value of the Lowest Performing Reference Asset is less than or equal to its Starting Value, but greater than or equal to its Threshold Value.

	Reference Asset A	Reference Asset B	Reference Asset C
Hypothetical Starting Value:	100.00	$100.00	$100.00
Hypothetical Ending Value:	115.00	$95.00	$99.00
Hypothetical Threshold Value:	70.00	$70.00	$70.00
Hypothetical Percentage Change:	15.00%	-5.00%	-1.00%

Percentage Change of the Lowest Performing Reference Asset:	-5.00%

Redemption Amount at Maturity:	$1,000.00

In this example, Reference Asset B has the lowest Percentage Change and is therefore the Lowest Performing Reference Asset. Because the Ending Value of the Lowest Performing Reference Asset is less than or equal to its Starting Value but greater than or equal to its Threshold Value, on a $1,000 investment, a -5.00% Percentage Change of the Lowest Performing Reference Asset results in a Redemption Amount at Maturity of $1,000.00.

Example 3—	Calculation of the Redemption Amount at Maturity where the Ending Value of the Lowest Performing Reference Asset is less than its Threshold Value.

	Reference Asset A	Reference Asset B	Reference Asset C
Hypothetical Starting Value:	100.00	$100.00	$100.00
Hypothetical Ending Value:	105.00	$122.00	$50.00
Hypothetical Threshold Value:	70.00	$70.00	$70.00
Hypothetical Percentage Change:	5.00%	22.00%	-50.00%

Percentage Change of the Lowest Performing Reference Asset:	-50.00%

Redemption Amount at Maturity:	$1,000.00 + ($1,000.00 × -50.00%) = $1,000.00 - $500.00 = $500.00

In this example, Reference Asset C has the lowest Percentage Change and is therefore the Lowest Performing Reference Asset. Because the Ending Value of the Lowest Performing Reference Asset is less than its Threshold Value (even though the other Reference Assets have appreciated from their respective Starting Values), on a $1,000 investment, a -50.00% Percentage Change results in a Redemption Amount at Maturity of $500.00.

If the Ending Value of the Lowest Performing Reference Asset is less than its Threshold Value, the Bank will pay you less than the full Principal Amount, resulting in a loss on your investment that is equal to the Percentage Change of the Lowest Performing Reference Asset. In such circumstances, you will have full downside exposure to the decrease in the value of the Lowest Performing Reference Asset and will lose more than 30.00%, and possibly all, of your investment in the Securities. You will not benefit in any way from the Percentage Changes of the other Reference Assets being higher than that of the Lowest Performing Reference Asset.

Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

The following graph represents hypothetical returns only and is not indicative of actual results. The graph demonstrates the hypothetical return on the Securities at maturity for the set of Percentage Changes of the Lowest Performing Reference Asset from -100.00% to 100.00% using the same assumptions as set forth above. Your investment may result in a loss of up to all of your initial investment in the Securities at maturity. Your actual return will depend on the actual Percentage Change of the Lowest Performing Reference Asset, the actual Participation Rate and whether you hold your securities to maturity. The performance of the better performing Reference Assets is not relevant to your return on the Securities.

Hypothetical Payoff Profile
Security Return %
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
-50%
-60%
-70%
-80%
-90%
-100%
-100% -90% -80% -70% -60% -50% -40% -30% -20% -10% 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100%
Percentage Change of Lowest Performing Reference Asset %
Percentage Change of Lowest Performing Refernce Asset
Security Return

Hypothetical Returns on the Securities
Hypothetical Ending Value of Lowest Performing Reference Asset	Hypothetical Percentage Change of the Lowest Performing Reference Asset from its hypothetical Starting Value to its hypothetical Ending Value	Hypothetical Redemption Amount at Maturity per Security	Hypothetical pre-tax total rate of return
150.00	50.00%	$2,410.00	141.00%
130.00	30.00%	$1,846.00	84.60%
120.00	20.00%	$1,564.00	56.40%
110.00	10.00%	$1,282.00	28.20%
105.00	5.00%	$1,141.00	14.10%
102.00	2.00%	$1,056.40	5.64%
100.00	0.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
69.00	-31.00%	$690.00	-31.00%
60.00	-40.00%	$600.00	-40.00%
50.00	-50.00%	$500.00	-50.00%
40.00	-60.00%	$400.00	-60.00%
30.00	-70.00%	$300.00	-70.00%
20.00	-80.00%	$200.00	-80.00%
10.00	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%
Assumes a hypothetical Starting Value of 100.00, which has been chosen arbitrarily for illustrative purposes only, and a Participation Rate of 282.00%. Each Security has a Principal Amount of $1,000. The actual Starting Values are specified herein.
The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive on the Maturity Date and the resulting pre-tax rates of return will depend on the actual Ending Value of the Lowest Performing Reference Asset and the Participation Rate.

ADDITIONAL RISKS
An investment in the Securities involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” in each accompanying product prospectus supplement and “Risk Factors” in the accompanying prospectus supplement and the accompanying prospectus.
You should understand the risks of investing in the Securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and product prospectus supplements.
Risks Relating to Return Characteristics
Risk of Loss at Maturity
Any payment on the Securities at maturity depends on the Ending Value and Percentage Change of the Lowest Performing Reference Asset. The Bank will repay you the full Principal Amount of your Securities only if the Ending Value of the Lowest Performing Reference Asset is equal to or greater than its Threshold Value. If the Ending Value of the Lowest Performing Reference Asset is less than its Threshold Value, you will lose more than 30.00%, and possibly all, of the Principal Amount of your Securities. Specifically, if the Ending Value of the Lowest Performing Reference Asset is less than its Threshold Value, you will lose 1% for each 1% decline in the Ending Value of the Lowest Performing Reference Asset from its Starting Value and may lose your entire investment in the Securities.
The Participation Rate and the Contingent Repayment of Principal Applies Only at Maturity
You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the Securities themselves and you may have to sell them at a loss relative to your initial investment even if the value of the Lowest Performing Reference Asset at such time is not below its Threshold Value. You will receive the full benefit of the Participation Rate and the contingent repayment of principal, if applicable, only if you hold your Securities to maturity.
The Securities are Exposed to the Market Risk of each Reference Asset
The return on the Securities is not linked to a basket consisting of the Reference Assets, but is instead contingent on the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of underlying securities, the Redemption Amount at Maturity will be calculated based solely on the Ending Value of the Lowest Performing Reference Asset. Poor performance by any Reference Asset over the term of the Securities will negatively affect your return and will not be offset or mitigated by a more favorable performance of any other Reference Asset. For example, if the Ending Value of any Reference Asset is less than its Threshold Value, you will be fully exposed to the negative performance of the Lowest Performing Reference Asset, even if the other Reference Assets perform positively or do not decline as much as the Lowest Performing Reference Asset.
The Redemption Amount at Maturity Is Not Linked to the Value of any Reference Asset at Any Time Other Than the Calculation Day
The Redemption Amount at Maturity will be based on the Ending Value of the Lowest Performing Reference Asset (subject to adjustments as described herein). Therefore, for example, if the value of the Lowest Performing Reference Asset declined as of the Calculation Day compared to the Pricing Date, the Redemption Amount at Maturity may be significantly less than it would otherwise have been had the Redemption Amount at Maturity been linked to the Closing Value of such Reference Asset prior to the Calculation Day. Although the actual value of a Reference Asset at maturity or at other times during the term of the Securities may be higher than its Ending Value, you will not benefit from the Closing Value of the Reference Assets at any time other than the Calculation Day.
The Securities Differ from Conventional Debt Instruments
The Securities are not conventional notes or debt instruments. The Securities do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security would. The return that you will receive on the Securities, which could be negative, may be less than that of other investments. Even if your return is positive, your return may be less than that of a conventional, interest-bearing senior debt security of the Bank.

Holding the Securities is Not the Same as Holding any Reference Fund or any Reference Asset Constituent Stocks
Holding the Securities is not the same as holding any Reference Fund or any Reference Asset Constituent Stocks. As a holder of the Securities, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Funds or Reference Asset Constituent Stocks would enjoy.
There is No Assurance that the Investment View Implicit in the Securities Will Be Successful
It is impossible to predict whether and the extent to which the values of the Reference Assets will rise or fall. There can be no assurance that the Ending Value of the Lowest Performing Reference Asset will be greater than its Starting Value or its Threshold Value. The Ending Value of any Reference Asset may be influenced by complex and interrelated political, economic, financial and other factors that affect the Reference Asset Constituent Stocks and, with respect to a Reference Fund, the Reference Fund itself. You should be willing to accept the risks of the price performance of equity securities in general and the Reference Funds and Reference Asset Constituent Stocks in particular, and the risk of losing all of your initial investment.
Furthermore, we cannot give you any assurance that the future performance of any Reference Asset or Reference Asset Constituent Stocks will result in your receiving an amount greater than or equal to the Principal Amount of your Securities. Certain periods of historical performance of the Reference Assets or the Reference Asset Constituent Stocks would have resulted in you receiving less than the Principal Amount of your Securities if you had owned securities with terms similar to these Securities in the past. See “Information Regarding The Reference Assets” in this pricing supplement for further information regarding the historical performance of the Reference Assets.
Risks Relating to Characteristics of each Reference Asset
The Securities are Subject to Market Risk
The return on the Securities is directly linked to the performance of the Reference Assets, and indirectly linked to the value of the Reference Asset Constituent Stocks (as defined in the following sentence) and, with respect to each Reference Fund, the other assets comprising such Reference Fund (collectively, the “Reference Asset Constituents”), and the extent to which the Percentage Change of the Lowest Performing Reference Asset is positive or negative. The term “Reference Asset Constituent Stocks” means (a) with respect to the Reference Index, the constituent stocks of the Reference Index and (b) with respect to a Reference Fund, the stocks held in the portfolio of such Reference Fund. The values of the Reference Assets can rise or fall sharply due to factors specific to the Reference Asset Constituents, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the issuers of the Reference Asset Constituent Stocks (the “Reference Asset Constituent Stock Issuers”) and, therefore, the Reference Assets.
Past Performance is Not Indicative of Future Performance
The actual performance of the Reference Assets over the term of the Securities, as well as the amount payable at maturity, may bear little relation to the historical performance of the Reference Assets or to the hypothetical return examples set forth elsewhere in this pricing supplement. The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Securities. We cannot predict the future performance of the Reference Assets either individually or in comparison to each other.
The Bank Cannot Control Actions by the Sponsor or Investment Advisers and the Sponsor and Investment Advisers Have No Obligation to Consider Your Interests
The Bank and its affiliates are not affiliated with the Sponsor (as defined herein) of the Reference Index or the Investment Advisers (as defined herein) of each Reference Fund and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the composition or calculation of the relevant Reference Asset. The Sponsor and Investment Advisers are not involved in the Securities offering in any way and have no obligation to consider your interest as an owner of the Securities in taking any actions that might negatively affect the market value of, and any amount payable on, your Securities.

The Securities are Subject to Risks Associated with Non-U.S. Securities Market Risk
The Reference Index and each Reference Fund is subject to risks associated with non-U.S. securities markets. An investment in the Securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
In addition, the United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular.
Risks Relating to Characteristics of the Reference Index
The Reference Index Reflects Price Return Only and Not Total Return
The return on your Securities is based in part on the performance of the Reference Index, which reflects the changes in the market prices of its Reference Asset Constituent Stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the Reference Asset Constituent Stocks. The return on your Securities will not include such a total return feature or dividend component.
Changes Affecting the Reference Index Could Have an Adverse Effect on the Value of, and any Amount Payable on, the Securities
The policies of the Sponsor concerning additions, deletions and substitutions of the Reference Asset Constituent Stocks and the manner in which the Sponsor takes account of certain changes affecting those Reference Asset Constituent Stocks may adversely affect the value of the Reference Index. The policies of the Sponsor with respect to the calculation of the Reference Index could also adversely affect the value of the Reference Index. The Sponsor may discontinue or suspend calculation or dissemination of the Reference Index. Any such actions could have a material adverse effect on the value of, and any amount payable on, the Securities.
None of the Bank, Scotia Capital (USA) Inc. or Our Affiliates, or Wells Fargo Securities and Their Affiliates are Affiliated with Any Reference Asset Constituent Stock Issuer or Are Responsible for Any Disclosure by Any Reference Asset Constituent Stock Issuer or the Sponsor
The Bank, the Underwriters and their respective affiliates may currently, or from time to time in the future, engage in business with the Reference Asset Constituent Stock Issuers. None of the Bank, Scotia Capital (USA) Inc. or our affiliates, or Wells Fargo Securities and their affiliates are affiliated with any Reference Asset Constituent Stock Issuer or assumes any responsibility for the accuracy or the completeness of any information about the Reference Index or any of the Reference Asset Constituent Stocks. Before investing in the Securities, you should make your own investigation into the Reference Index and the Reference Asset Constituent Stock Issuers. See the section below entitled “Information Regarding the Reference Assets” in this pricing supplement for additional information about the Reference Index.

An Investment in the Securities Is Subject to Risks Associated with the Eurozone
The Reference Index is subject to risks associated with the Eurozone. The Eurozone has undergone and may again undergo severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Increased financial stress, or political, legal or regulatory changes in the Eurozone may cause the USD/EUR exchange rate (and the exchange rate between the Euro and other currencies) to become significantly more volatile than it has been in the past. There is also a possibility that one or more Eurozone countries may cease to use the euro, which could also adversely affect the exchange rate between the euro and other currencies and potentially the convertibility of the euro in such countries. There is also the possibility that the euro may cease to exist or the USD/EUR exchange rate may otherwise become unavailable. If these events were to happen, the Closing Level of the Reference Index and, therefore, the value of, and any amount payable on, the Securities could be adversely affected.
Risks Relating to Characteristics of the Reference Funds
An Investment in the Securities Is Subject to Emerging Markets Risk
The Target Index of iShares® MSCI Emerging Markets ETF consists of stocks issued by companies in countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
The Reference Asset Constituent Stocks included in iShares® MSCI Emerging Markets ETF may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the Closing Prices of such Reference Fund, which could, in turn, adversely affect the value of, and any amount payable on, the Securities.
Additionally, pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. In response to this, MSCI Inc., the index sponsor of the Target Index of iShares® MSCI Emerging Markets ETF recently removed the equity securities of a small number of companies from the Target Index. If in the future any existing Reference Asset Constituent Stock Issuer is designated as such a prohibited company, the value of such Reference Asset Constituent Stock may be adversely affected, perhaps significantly, which would adversely affect the performance of the Target Index. In addition, under these circumstances MSCI Inc. is expected to remove such company from the Target Index. Any changes to the composition of the Target Index and the iShares® MSCI Emerging Markets ETF in response to the executive orders described above may adversely affect the performance of the iShares® MSCI Emerging Markets ETF.
The Securities are Subject to Currency Exchange Rate Risk
The value of the Reference Funds will fluctuate based in large part upon their respective net asset values, which will in turn depend in part upon changes in the value of the currencies in which their Reference Asset Constituents are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value and the value of the relevant Reference Fund and the market value of, and amount payable on, the Securities will be adversely affected.
Similarly, the Reference Asset Constituent Stocks of the Reference Index are non-U.S. securities denominated in euro. The value of the Reference Index is also calculated in euro (and not U.S. dollars) and the performance of the Reference Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. You will not benefit from any appreciation of the euro relative to the U.S. dollar, which you would have had you owned the Reference Asset Constituent Stocks of the Reference Index directly.

For the reasons described above, an investment in the Securities involves currency exchange rate risk. Currency exchange rates may be subject to a high degree of fluctuation based on a number of complex and upredictable factors. Any payments on the Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the Reference Asset Constituents are denominated.
Time Zone Differences Between the Cities Where the Reference Funds and its Reference Asset Constituent Stocks Trade May Create Discrepancies in Trading Levels
As a result of the time zone difference, if applicable, between the cities where the shares of a Reference Fund and its Reference Asset Constituent Stocks trade, there may be discrepancies between the values of the Reference Funds and their respective Reference Asset Constituent Stocks. In addition, there may be periods when the non-U.S. securities markets are closed for trading (for example, during holidays in a country other than the United States) that may result in the values of the Reference Funds remaining unchanged for multiple trading days in the city where the shares of the Reference Funds trade. Conversely, there may be periods in which the applicable foreign securities markets are open, but the securities market on which the Reference Funds trade are closed.
The Bank Cannot Control Actions by the Investment Advisers of the Reference Funds that May Adjust the Reference Funds in a Way that Could Adversely Affect the Payments on the Securities and Their Market Value, and the Investment Advisers Have No Obligation to Consider Your Interests
The Investment Advisers may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the Investment Adviser concerning the calculation of the net asset value (“NAV”) of the relevant Reference Fund, additions, deletions or substitutions of securities in such Reference Fund and the manner in which changes affecting the Target Index for such Reference Fund are reflected in such Reference Fund that could affect the market price of the shares of such Reference Fund, and therefore, the amount payable on your Securities. The amount payable on your Securities and their market value could also be affected if an Investment Adviser changes these policies, for example, by changing the manner in which it calculates the NAV of the applicable Reference Fund, or if such Investment Adviser discontinues or suspends calculation or publication of the NAV of such Reference Fund. If events such as these occur, the Calculation Agent may be required to make discretionary judgments that affect the return you receive on the Securities. For example, as described herein, if a Reference Fund undergoes a liquidation event, the Calculation Agent may be required to select a successor fund or, if no successor fund is available, to determine the Fund Closing Price of such Reference Fund on the Calculation Day and, in the event of certain changes in or modifications to such Reference Fund or its Target Index, the Calculation Agent may be required to determine whether to adjust the Fund Closing Price of such Reference Fund on the Calculation Day.
There Are Risks Associated with a Reference Asset that is an Exchange-Traded Fund
Although the shares of each Reference Fund are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of any Reference Fund or that there will be liquidity in the trading market. In addition:
Management Risk:
Each Reference Fund is subject to management risk, which is the risk that its Investment Adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, an Investment Adviser may elect to invest certain of the applicable Reference Fund’s assets in shares of equity securities that are not included in its Target Index. Each Reference Fund is also not actively managed and may be affected by a general decline in market segments relating to its Target Index. The Investment Adviser for each Reference Asset invests in securities included in, or representative of, its Target Index regardless of their investment merits.  The Investment Adviser for each Reference Fund does not attempt to take defensive positions in declining markets. Accordingly, the performance of the Reference Funds could be lower than other types of funds that may actively shift portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.
Custody and Liquidity Risk
In addition, the Reference Funds are subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems. Difficulty in executing and settling trades in securities held by a Reference Fund may make it difficult to accurately calculate the NAV per share of such Reference Fund and the liquidity of such Reference Fund may be adversely affected. Market participants may face difficulty in creating and redeeming shares of a Reference Fund, which may have an adverse effect on the price per share of such Reference Fund and the value of the Securities.
Tracking and Underperformance Risk
Each Reference Fund may not replicate the performance of, and may underperform, its Target Index. The performance of each Reference Fund will reflect additional transaction costs and fees that are not included in the calculation of its Target Index. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between a Reference Fund and its Target Index.
The return on the Securities will not be the same as investing directly in any Reference Fund, any Target Index or the Reference Asset Constituents for any Reference Fund, and will not be the same as investing in a debt security with payments linked to the performance of any such Target Index. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.
The Value of a Reference Fund May Fluctuate Relative to its NAV
The NAV of a Reference Fund may fluctuate with changes in the market value of the Reference Asset Constituents. The market prices of a Reference Fund may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of a Reference Fund may differ from its NAV per share; a Reference Fund may trade at, above or below its NAV per share.
Changes Affecting a Reference Fund Could Have an Adverse Effect on the Value of, and any Amount Payable on, the Securities
The policies of the Investment Advisers concerning additions, deletions and substitutions of the Reference Asset Constituent Stocks and the manner in which the Investment Advisers take account of certain changes affecting those Reference Asset Constituent Stocks or the relevant Target Index may adversely affect the value of the relevant Reference Fund. The policies of the Investment Advisers with respect to the composition or calculation of the relevant Reference Fund could also adversely affect the value of such Reference Fund. The Investment Advisers may discontinue or suspend calculation or dissemination of the relevant Reference Fund. Any such actions could have a material adverse effect on the value of, and any amount payable on, the Securities.
Anti-dilution Adjustments Relating To The Shares Of a Reference Fund Do Not Address Every Event That Could Affect Such Shares
An adjustment factor, as described herein, will be used to determine the Fund Closing Price of each Reference Fund. The Adjustment Factor for a Reference Fund will be adjusted by the Calculation Agent for certain events affecting the shares of such Reference Fund. However, the Calculation Agent will not make an adjustment for every event that could affect such shares. If an event occurs that does not require the Calculation Agent to adjust the Adjustment Factor for a Reference Fund, the value of the Securities may be adversely affected.
There Is No Affiliation Between Any Reference Asset Constituent Stock Issuers or the Investment Advisers and Us and We Are Not Responsible for Any Disclosure by Any of the Other Reference Asset Constituent Stock Issuers or the Investment Advisers
The Bank, the Underwriters and their respective affiliates may currently, or from time to time in the future, engage in business with the Reference Asset Constituent Stock Issuers. The Bank, the Underwriters and their respective affiliates are not affiliated with any of the companies included in the Reference Funds. None of us, the Underwriters or our or their affiliates assumes any responsibility for the accuracy or the completeness of any information about the Reference Funds or any of the Reference Asset Constituent Stocks. Before investing in the Securities you should make your own investigation into the Reference Funds and the Reference Asset Constituent Stock Issuers. See the section below entitled “Information Regarding the Reference Assets” in this pricing supplement for additional information about the Reference Funds.

Risks Relating to Hedging Activities and Conflicts of Interest
Hedging Activities by the Bank and/or the Underwriters May Negatively Impact Investors in the Securities and Cause Our Respective Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Securities
The Bank or one or more of our respective affiliates and/or the Underwriters has hedged or expects to hedge the obligations under the Securities by purchasing futures and/or other instruments linked to the Reference Assets. The Bank or one or more of our respective affiliates and/or the Underwriters also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Assets or one or more Reference Asset Constituents, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Calculation Day.
The Bank or one or more of our respective affiliates and/or the Underwriters may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked securities whose returns are linked to changes in the value of the Reference Assets or the Reference Asset Constituents. Any of these hedging activities may adversely affect the value of a Reference Asset—directly or indirectly by affecting the price of its Reference Asset Constituents—and therefore the market value of the Securities and the amount you will receive, if any, on the Securities. In addition, you should expect that these transactions will cause the Bank, our respective affiliates and/or the Underwriters, or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Securities. The Bank, our respective affiliates and/or the Underwriters will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Securities, and may receive substantial returns with respect to these hedging activities while the value of the Securities may decline.
Market Activities by the Bank or the Underwriters for Their Own Respective Accounts or for Their Respective Clients Could Negatively Impact Investors in the Securities
The Bank, the Underwriters and their respective affiliates provide a wide range of financial services to a substantial and diversified client base. As such, each of the Bank, the Underwriters and their respective affiliates may act as an investor, investment banker, research provider, investment manager, investment adviser, market maker, trader, prime broker or lender. In those and other capacities, we and/or our affiliates and the Underwriters and/or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Securities or other securities that we have issued), the Reference Asset Constituents, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we and the Underwriters will have other direct or indirect interests in those securities and in other markets that may not be consistent with your interests and may adversely affect the value of a Reference Asset and/or the value of the Securities. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the value of a Reference Asset and the market for your Securities, and you should expect that our interests and those of our affiliates and those of the Underwriters and/or of their respective affiliates, or our or their clients or counterparties, will at times be adverse to those of investors in the Securities.
The Bank, the Underwriters and their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Securities or other securities that we may issue, the Reference Asset Constituents or other securities or instruments similar to or linked to the foregoing. Investors in the Securities should expect that the Bank, the Underwriters and their respective affiliates will offer securities, financial instruments, and other products that may compete with the Securities for liquidity or otherwise.
In addition, our and their affiliates or any dealer participating in the offering of the Securities or its affiliates may, at present or in the future, publish research reports on the Reference Assets or the Reference Asset Constituents. This research is modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research reports on the Reference Assets or the Reference Asset Constituents could adversely affect the value of the Reference Assets and, therefore, adversely affect the value of and your return on the Securities. You are encouraged to derive information concerning the Reference Assets from multiple sources and should not rely on the views expressed by us, the Underwriters or our or their affiliates or any participating dealer or its affiliates.

The Bank, the Underwriters and Their Respective Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include the Investment Advisers and/or the Reference Asset Constituent Stock Issuers
The Bank, the Underwriters and their respective affiliates regularly provide financial advisory, investment advisory and transactional services to a substantial and diversified client base. You should assume that the Bank or the Underwriters will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the Investment Advisers and/or Reference Asset Constituent Stock Issuers or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that the Bank, the Underwriters and their respective affiliates, in providing these services, engaging in such transactions, or acting for their own accounts, may take actions that have direct or indirect effects on the Securities or other securities that the Bank may issue, the Reference Asset Constituent Stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Securities. In addition, in connection with these activities, certain personnel within the Bank or the Underwriters and their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Securities.
Other Investors in the Securities May Not Have the Same Interests as You
The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us regarding the establishment of transactions on terms that are adverse to your interests, and investors in the Securities are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as noteholders. Further, other investors may enter into market transactions with respect to the Securities, assets that are the same or similar to the Securities, assets referenced by the Securities (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your Securities. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your Securities or in respect of the Reference Assets.
The Calculation Agent Can Postpone the Calculation Day for a Reference Asset if a Market Disruption Event with Respect to Such Reference Asset Occurs
If the Calculation Agent determines, in its sole discretion, that, on a day that would otherwise be the Calculation Day for a Reference Asset, a market disruption event with respect to such Reference Asset has occurred or is continuing for such Reference Asset, the Calculation Day for such Reference Asset will be postponed until the first following Trading Day for such Reference Asset on which no market disruption event occurs or is continuing, although the Calculation Day for such Reference Asset will not be postponed by more than eight scheduled Trading Days for such Reference Asset. Moreover, if the Calculation Day for a Reference Asset is postponed to the last possible day, but a market disruption event occurs or is continuing with respect to the applicable Reference Asset on that day, that day will nevertheless be the Calculation Day for such Reference Asset, and the Calculation Agent will determine the applicable Ending Value for such Reference Asset that must be used to determine the Redemption Amount at Maturity. For the avoidance of doubt, if on the Calculation Day no market disruption event is occurring with respect to a particular Reference Asset, the Ending Value for such Reference Asset will be determined on the originally scheduled Calculation Day, irrespective of the occurrence of a market disruption even with respect to any other Reference Asset. See “Summary—Postponement of the Calculation Day” and “Additional Terms of the Securities—Market Disruption Events” herein.
A Participating Dealer or its Affiliates May Realize Hedging Profits Projected by its Proprietary Pricing Models in Addition to any Selling Concession and/or any Distribution Expense Fee, Creating a Further Incentive for the Participating Dealer to Sell the Securities to You
If any dealer participating in the distribution of the Securities (referred to as a "participating dealer") or any of its affiliates conducts hedging activities for us in connection with the Securities, that participating dealer or its affiliate will expect to realize a projected profit from such hedging activities. If a participating dealer receives a concession and/or any distribution expense fee for the sale of the Securities to you, this projected profit will be in addition to the concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the Securities to you.

Risks Relating to Estimated Value and Liquidity
The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which Scotia Capital (USA) Inc. or any other party is willing to purchase the Securities at any time in secondary market transactions will likely be significantly lower than the Original Offering Price, since secondary market prices are likely to exclude discounts and underwriting commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities that are included in the Original Offering Price. The cost of hedging includes the projected profit that we or our hedge provider may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. The profits also include an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your Securities. In addition, any secondary market prices may differ from values determined by pricing models used by Scotia Capital (USA) Inc. or WFS as a result of dealer discounts, mark-ups or other transaction costs.
WFS has advised us that if it or any of its affiliates makes a secondary market in the Securities at any time up to the Original Issue Date or during the 6-month period following the Original Issue Date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the Securities that are included in the Original Offering Price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it or any of its affiliates offers during this period will be higher than it otherwise would be outside of this period, as any secondary market price offered outside of this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 6-month period. If you hold the Securities through an account at WFS or any of its affiliates, WFS has advised us that it expects that this increase will also be reflected in the value indicated for the Securities on your brokerage account statement.
The Bank’s Estimated Value of the Securities is Lower than the Original Offering Price of the Securities
The Bank’s estimated value is only an estimate using several factors. The Original Offering Price of the Securities exceeds the Bank’s estimated value because costs associated with selling and structuring the Securities, as well as hedging the Securities, are included in the Original Offering Price of the Securities. These costs include the selling commissions and the estimated cost of using a third party hedge provider to hedge our obligations under the Securities. See “The Bank’s Estimated Value of the Securities” in this pricing supplement.
The Bank’s Estimated Value Does Not Represent Future Values of the Securities and may Differ from Others’ Estimates
The Bank’s estimated value of the Securities was determined by reference to the Bank’s internal pricing models when the terms of the Securities were set. This estimated value is based on market conditions and other relevant factors existing at that time and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors as well as an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your Securities. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than the Bank’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which the Bank would be willing to buy Securities from you in secondary market transactions. See “The Bank’s Estimated Value of the Securities” in this pricing supplement.
The Bank’s Estimated Value is not Determined by Reference to Credit Spreads for our Conventional Fixed-Rate Debt
The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate has an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See “The Bank’s Estimated Value of the Securities” in this pricing supplement.

If the Values of the Reference Assets or the Reference Asset Constituents Change, the Market Value of Your Securities May Not Change in the Same Manner
Your Securities may trade quite differently from the performance of the Reference Assets or the Reference Asset Constituents. Changes in the values of the Reference Assets or the Reference Asset Constituents may not result in a comparable change in the market value of your Securities. We discuss some of the reasons for this disparity under “—The Price at Which the Securities May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased” below.
We May Sell an Additional Aggregate Principal Amount of the Securities at a Different Issue Price
We may decide to sell an additional aggregate Principal Amount of the Securities subsequent to the date of this pricing supplement. The issue price of the Securities in the subsequent sale may differ substantially (higher or lower) from the Original Offering Price provided on the cover of this pricing supplement.
The Price at Which the Securities May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased
The price at which the Securities may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the values of the Reference Assets over the full term of the Security, (ii) volatility of the values of the Reference Assets and the market’s perception of future volatility of the values of the Reference Assets, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, (v) dividend yields on the securities included in the Reference Assets, (vi) time remaining to maturity; (vii) volatility of currency exchange rates; (viii) correlation between currency exchange rates and the Reference Index; and (ix) currency exchange rates. In particular, because the provisions of the Security relating to the Redemption Amount at Maturity behave like options, the value of the Security will vary in ways which are non-linear and may not be intuitive.
Depending on the actual or anticipated values of the Reference Assets and other relevant factors, the market value of the Securities may decrease and you may receive substantially less than 100.00% of the Original Offering Price if you sell your Securities prior to maturity.
The Securities Lack Liquidity
The Securities will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Securities. Scotia Capital (USA) Inc. may, but is not obligated to, make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Scotia Capital (USA) Inc. is willing to purchase the Securities from you. If at any time Scotia Capital (USA) Inc. was not to make a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.
Risks Relating to General Credit Characteristics
Your Investment is Subject to the Credit Risk of the Bank
The Securities are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product prospectus supplement, the Securities will rank on a parity with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including the Redemption Amount at Maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Securities and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Securities. If you sell the Securities prior to maturity, you may receive substantially less than the Principal Amount of your Securities.

The COVID-19 Virus May Have an Adverse Impact on the Bank
On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, COVID-19, a global pandemic. Governments in affected areas have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines and cancellations of gatherings and events. The spread of COVID-19 has had disruptive effects in countries in which the Bank operates and the global economy more widely, as well as causing increased volatility and declines in financial markets. COVID-19 has materially impacted and continues to materially impact the markets in which the Bank operates. If the pandemic is prolonged, or further diseases emerge that give rise to similar effects, the adverse impact on the global economy could deepen and result in further declines in financial markets. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. The COVID-19 pandemic’s impact on such borrowers, industries and countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. The COVID-19 pandemic may also result in disruption to the Bank’s key suppliers of goods and services and result in increased unavailability of staff adversely impacting the quality and continuity of service to customers and the reputation of the Bank. As a result, the business, results of operations, corporate reputation and financial condition of the Bank could be adversely impacted for a substantial period of time.
Risks Relating to Canadian and U.S. Federal Income Taxation
Uncertain Tax Treatment
Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “Canadian Income Tax Consequences” and “U.S. Federal Income Tax Consequences” in this pricing supplement.

INFORMATION REGARDING THE REFERENCE ASSETS
EURO STOXX 50® Index
We have derived all information regarding the EURO STOXX 50® Index (the “SX5E”) contained in this pricing supplement, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited (“STOXX”), the Sponsor with respect to the SX5E.
The SX5E is a free-float market capitalization-weighted index of 50 European blue-chip stocks and was created by and is sponsored and maintained by STOXX. Publication of the SX5E began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The level of the SX5E is disseminated on STOXX’s website. STOXX is under no obligation to continue to publish the SX5E and may discontinue publication of it at any time. Additional information regarding the SX5E may be obtained from the STOXX’s website: stoxx.com. We are not incorporating by reference the website or any material it includes in this pricing supplement or any document incorporated herein by reference.
Select information regarding top constituents, industry and/or sector weightings and country weightings may be made available by STOXX on its website.
Composition
The SX5E is composed of 50 underlier stocks chosen by STOXX from the 19 EURO STOXX Supersector indices, which represent the Eurozone portion of the STOXX Europe 600 Supersector indices. STOXX selects underlier stocks that have, in its view, a high degree of liquidity and represent the largest companies across all market sectors. The 19 supersectors from which stocks are selected for the SX5E are Automobiles & Parts, Banks, Basic Resources, Chemicals, Construction & Materials, Financial Services, Food & Beverages, Health Care, Industrial Goods & Services, Insurance, Media, Oil & Gas, Personal & Household Goods, Real Estate, Retail, Technology, Telecommunications, Travel & Leisure and Utilities, although stocks from each of these supersectors are not necessarily included at a given time.
Component Selection
The composition of the SX5E is reviewed by STOXX annually in September. Within each of the 19 EURO STOXX Supersector indices, the respective index component stocks are ranked by free—float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free—float market capitalization of the corresponding EURO STOXX Total Market Index Supersector Index. If the next highest—ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All remaining stocks that are current SX5E components are then added to the selection list. The stocks on the selection list are then ranked by free—float market capitalization. The 40 largest stocks on the selection list are chosen as index components. The remaining 10 stocks are then selected from the largest current stocks ranked between 41 and 60. If the number of index components is still below 50, then the largest remaining stocks on the selection list are added until the SX5E contains 50 stocks. In exceptional cases, STOXX’s Management Board may make additions and deletions to the selection list.
Ongoing Maintenance of Index Constituent Stocks
The component stocks of the SX5E are monitored on an ongoing monthly basis for deletion and quarterly basis for addition. Changes to the composition of the SX5E due to corporate actions (including mergers and takeovers, spin—offs, sector changes and bankruptcy) are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.
The component stocks of the SX5E are subject to a “fast exit” rule. A component stock is deleted if it ranks 75 or below on the monthly selection list and it ranked 75 or below on the selection list of the previous month. The highest-ranked non-component stock will replace the exiting component stock. The SX5E is also subject to a “fast entry” rule. All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added if it qualifies for the latest blue-chip selection list generated at the end of February, May, August or November and if it ranks within the lower buffer (between 1 and 25) on the selection list. If added, the stock replaces the smallest component stock.
A deleted stock is replaced immediately to maintain the fixed number of stocks. The replacement is based on the latest monthly selection list. In the case of a merger or takeover where a component stock is involved, the original component stock is replaced by the new component stock. In the case of a spin-off, if the original stock was a component stock, then each spin-off stock qualifies for addition if it lies within the lower buffer (between 1 and 40) on the latest selection list. The largest qualifying spin-off stock replaces the original component stock, while the next qualifying spin-off stock replaces the lowest ranked component stock and likewise for other qualifying spin-off stocks.
The free float factors and outstanding number of shares for each underlier stock that STOXX uses to calculate the SX5E, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Certain extraordinary adjustments to the free float factors and/or the number of outstanding shares are implemented and made effective more quickly. The timing depends on the magnitude of the change. Each component’s weight is capped at 10% of the SX5E’s total free float market capitalization. The free float factor reduces the underlier stock’s number of shares to the actual amount available on the market. All holdings that are larger than five percent of the total outstanding number of shares and held on a long-term basis are excluded from the index calculation (including, but not limited to, stock owned by the company itself, stock owned by governments, stock owned by certain individuals or families, and restricted shares).
Index Calculation
STOXX calculates the SX5E using the “Laspeyres formula,” which measures the aggregate price changes in the underlier stocks against a fixed base quantity weight. The discussion below describes the “price return” calculation of the SX5E. The formula for calculating the SX5E value can be expressed as follows:
SX5E	=	Free Float Market Capitalization of the SX5E
Divisor
The “free float market capitalization of the SX5E” is equal to the sum of the product of the price, the number of shares, the free float factor and the weighting cap factor for each underlier stock as of the time the SX5E is being calculated. The index stocks trade in Euros and thus, no currency conversion is required. Where any index component stock price is unavailable on any trading day, the underlier sponsor will generally use the last reported price for such component stock.
In case the investability and tradability of the index and index based products is affected by an upcoming market or company event that is considered significant or “extreme” by the STOXX Management Board, the following actions or a combination of the following actions are taken. For all such changes a minimum notification period of two full trading days will be observed. The action scope may include but is not limited to:
•	application of expert judgment for index component pricing data,
•	adjustment of operational procedures,
•	postponement of index adjustments,
•	adjustment of selection lists,
•	change of weights of index constituents by adjusting the number of shares, free-float factors or weighting cap-factors, or
•	adjustment of index compositions.
EURO STOXX 50 Divisor
The SX5E is calculated using a divisor that helps to maintain the continuity of the index’s value so that corporate actions do not artificially increase or decrease the level of the SX5E.
The divisor is calculated by starting with the previous divisor in effect for the SX5E (which we call the “original divisor value”) and multiplying it by a fraction, the numerator of which is the previous free float market capitalization of the SX5E, plus or minus the difference between the closing market capitalization of the SX5E and the adjusted closing market capitalization of the SX5E, and the denominator of which is the previous free float market capitalization of the SX5E. The adjusted free float market capitalization is calculated for stocks of companies that have experienced a corporate action of the type described below as of the time the new divisor value is being calculated using the free float market capitalization calculated with adjusted closing prices, the new number of shares, and the new free float factor minus the free float market capitalization calculated with that stock’s original closing price, number of shares, and free float factor, in each case as used in calculating the original divisor value. Errors in divisor calculation are corrected on an intraday basis if discovered on the same day the new divisor is effective. If the error is discovered later, the error is corrected on an intraday basis if feasible and only if the error is considered significant by the STOXX Limited Management Board.

Divisor Adjustments
STOXX adjusts the divisor for the SX5E to maintain the continuity of the SX5E values across changes due to corporate actions. Changes in weights due to corporate actions are distributed proportionally across all index components and equal an investment into the portfolio. The following is a summary of the adjustments to any underlier stock made for corporate actions and the effect of such adjustments on the divisor, where shareholders of the underlier stock will receive “B” new shares for every “A” share held (where applicable) and assuming that the version of the index to which your notes are linked is the price return version. If your notes are linked to the total return calculation of the SX5E, please see the discussion in your pricing supplement regarding divisor adjustments. All adjusted prices consider withholding taxes based on the new shares being distributed, using “B * (1 – withholding tax where applicable)”.
(1) Special cash dividend:
Adjusted price = closing price – dividend announced by the company * (1- withholding tax if applicable)
Divisor: decreases
(2) Split and reverse split:
Adjusted price = closing price * A / B
New number of shares = old number of shares * B / A Divisor: no change
(3) Rights offering:
Adjusted price = (closing price * A + subscription price * B) / (A + B)
New number of shares = old number of shares * (A + B) / A
Divisor: increases
If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made.
Extremely dilutive rights issues having a share ratio larger or equal to 2000% (B/A>20) are treated as follows:
STOXX will announce the deletion of the company from all indices following the standard rules for index replacements if sufficient notice of two trading days before the ex-date can be given.
The company may enter the indices again at the next periodic index review, but only after the new rights issue shares have been listed.
Extremely dilutive rights issues for which two trading days’ notice before the ex-date cannot be given, and all highly dilutive rights issues having a share ratio larger or equal to 200% (B/A>2) are treated as follows:
•	The rights issue shares are included into the indices with a theoretical price on the ex-date;
•	The rights issue shares must be listed on an eligible stock exchange and tradable starting on the ex-date, otherwise, only a price adjustment is made and the rights are not included;
•	The rights issue shares will have the same parameters as the parent company;
•	The rights issue shares will be removed after their first trading day at the close; and
•	The number of shares and weighting factors will be increased after the new rights issue shares have been listed.
(4) Stock dividend:
Adjusted price = closing price * A / (A + B)

New number of shares = old number of shares * (A + B) / A
Divisor: no change
(5) Stock dividend from treasury stock if treated as extraordinary dividend:
Adjusted close = close – close * B / (A + B) Divisor: decreases
(6) Stock dividend of another company:
Adjusted price = (closing price * A – price of other company * B) / A Divisor: decreases
(7) Return of capital and share consolidation:
Adjusted price = [closing price – capital return announced by company * (1– withholding tax)] * A / B New number of shares = old number of shares * B / A
Divisor: decreases
(8) Repurchase of shares / self-tender:
Adjusted price = [(price before tender * old number of shares) – (tender price * number of tendered shares)] / (old number of shares – number of tendered shares)
New number of shares = old number of shares – number of tendered shares
Divisor: decreases
(9) Spin– off:
Adjusted price = (closing price * A – price of spin–off shares * B) / A Divisor: decreases
(10) Combination stock distribution (dividend or split) and rights offering:
For this corporate action, the following additional assumptions apply:
Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held; and
If A is not equal to one, all the following “new number of shares” formulae need to be divided by A.
If rights are applicable after stock distribution (one action applicable to another):
Adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]
New number of shares = old number of shares * [(A + B) * (1 + C / A)] / A
Divisor: increases

If stock distribution is applicable after rights (one action applicable to another):
Adjusted price = (closing price * A + subscription price * C) / [(A + C) * (1 + B / A)]
New number of shares = old number of shares * [(A + C) * (1 + B / A)]
Divisor: increases
Stock distribution and rights (neither action is applicable to the other):
Adjusted price = (closing price * A + subscription price * C) / (A + B + C)
New number of shares = old number of shares * (A + B + C) / A
Divisor: increases
  (11) Addition/deletion of a company
No price adjustments are made. The net change in market capitalization determines the divisor adjustment.
(12) Free float and shares changes
No price adjustments are made. The net change in market capitalization determines the divisor adjustment.
The SX5E is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors“), which is used under license. The securities or other financial instruments based on the SX5E are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.
License Agreement between the Sponsor and the Bank
The Bank has entered into a non-exclusive license agreement with the Sponsor, which grants the Bank a license in exchange for a fee to use the Index in connection with the issuance of certain securities, including the Securities.
The Sponsor, Deutsche Borse Group and their licensors, research partners or data providers have no relationship to the Bank, other than the licensing of the Index and the related trademarks for use in connection with the Securities.
The Sponsor, Deutsche Borse Group and their licensors, research partners or data providers do not:
•	sponsor, endorse, sell or promote the Securities;
•	recommend that any person invest in the Securities or any other securities;
•	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Securities;
•	have any responsibility or liability for the administration, management or marketing of the Securities; or
•	consider the needs of the Securities or the owners of the Securities in determining, composing or calculating the Index or have any obligation to do so.
The Sponsor, Deutsche Borse Group and their licensors, research partners or data providers give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the Securities or their performance.
The Sponsor does not assume any contractual relationship with the purchasers of the Securities or any other third parties.
Specifically,
•	The Sponsor, Deutsche Borse Group and their licensors, research partners or data providers do not make any warranty, express or implied and disclaim any and all warranty about:
o	the results to be obtained by the Securities, the owner of the Securities or any other person in connection with the use of the Index and the data included in the Index;
o	the accuracy, timeliness, and completeness of the Index and its data;

the merchantability and the fitness for a particular purpose or use of the Index and its data; or
o	the performance of the Securities generally.
•
The Sponsor, Deutsche Borse Group and their licensors, research partners or data providers give no warranty and exclude any liability, for any errors, omissions or interruptions in the Index or its data;

•
under no circumstances will Deutsche Borse Group and their licensors, research partners or data providers be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the Index or its data or generally in relation to the Securities, even in circumstances where the Sponsor Deutsche Borse Group and their licensors, research partners or data providers are aware that such loss or damage may occur.

The licensing agreement between the Bank and the Sponsor is solely for their benefit and not for the benefit of the owners of the Securities or any other third parties.
Historical Information
The graph below illustrates the performance of the SX5E from January 1, 2016 through March 30, 2021. The dotted line represents the Threshold Value of 2,748.34 which is equal to 70.00% of 3,926.20, which was the Closing Level of the SX5E on March 30, 2021. Past performance of the SX5E is not indicative of the future performance of the SX5E.
We obtained the information regarding the historical performance of the SX5E in the graph above from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence. The historical performance of the SX5E should not be taken as an indication of its future performance, and no assurance can be given as to the Ending Value of SX5E. We cannot give you assurance that the performance of the SX5E will result in any positive return on your initial investment.

iShares® MSCI Emerging Markets ETF
The iShares® MSCI Emerging Markets ETF (which we refer to in this section as the “EEM Fund”) is registered under the Securities Act of 1933, the Securities Exchange Act of 1934 and/or the Investment Company Act of 1940, each as amended. Companies with securities registered under the SEC are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the EEM Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
We obtained the information regarding the EEM Fund and the Investment Adviser from publicly available information, including, without limitation, its SEC filings, but we have not independently verified the accuracy or completeness of any such information or conduced any independent review or due diligence. You are urged to conduct your own investigation into the EEM Fund and the Investment Adviser.
The Index Sponsor of the Target Index is MSCI Inc. (“MSCI”). MSCI calculates, publishes and disseminates levels of the Target Index daily by MSCI through numerous data vendors, on the MSCI website and in real time on Bloomberg and Reuters Limited. The Target Index is an MSCI Global Investable Market Index, which is a family of within the MSCI International Equity Indices discussed below under “The MSCI International Equity Indices.”
The return on your Securities is linked to the performance of the EEM Fund, and not to the performance of the Target Index.
We have derived all information contained in this pricing supplement regarding the Target Index and MSCI, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information without independent review, due diligence or verification of the accuracy or completeness of any such information. The information reflects the policies of, and is subject to change by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the Target Index.
The shares of the EEM Fund are issued by iShares, Inc. (the “Company”). The Company was organized as a Maryland corporation on September 1, 1994 and is authorized to have multiple series or portfolios, of which the EEM Fund is one. On July 1, 2013, the iShares® MSCI Emerging Markets Index Fund changed its name to the iShares® MSCI Emerging Markets ETF.
•	The EEM Fund is a tracking ETF that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the Target Index.
•	The EEM Fund’s Target Index is the MSCI® Emerging Markets IndexSM (with respect to the EEM Fund, the “Target Index”)
•	The index it tracks is the USD net total return version of the Target Index.
•	Investment Adviser: BlackRock Fund Advisors (“BFA”).
•	The EEM Fund’s shares trade on the NYSE Arca under the Bloomberg ticker symbol “EEM”.
•	The company’s SEC CIK Number is 0000930667.
•	The EEM Fund’s inception date was April 7, 2003.
•	The EEM Fund’s shares are issued or redeemed only in creation units of 450,000 shares or multiples thereof.
The Target Index was launched on December 31, 1987 with an initial level of 100.
The Investment Adviser is entitled to receive a management fee from the EEM Fund based on the EEM Fund’s allocable portion of an aggregate management fee based on the aggregate average daily net assets of the EEM Fund and a set of other specified iShares® funds (the “funds”). As of December 31, 2020, the aggregate expense ratio of the EEM Fund was 0.70% per annum.
The investment advisory agreement of the EEM Fund provides that BFA will pay all operating expenses of the EEM Fund, except interest expenses, taxes, brokerage expenses, future distribution fees or expenses, and extraordinary expenses. The EEM Fund may also pay “Acquired Fund Fees and Expenses”.  Acquired Fund Fees and Expenses reflect the EEM Fund’s pro rata share of the fees and expenses incurred by investing in other investment companies.
For additional information regarding the Company or the Investment Adviser, please consult the reports (including the most recent Annual Report to Shareholders on Form N-CSR) and other information the Company files with the SEC. In addition, information regarding the EEM Fund, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents and the iShares® website.

Investment Objective
The EEM Fund seeks to track the investment results, before fees and expenses, of the Target Index. The EEM Fund’s investment objective may be changed without shareholder approval.
The following tables display the top holdings and weightings by industry sector and country of the EEM Fund. Sector designations are determined by the Investment Adviser using criteria it has selected or developed. ETF advisers and index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between ETFs or indices with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices or ETFs. We obtained the information in the tables below from the EEM Fund’s website without independent verification.
iShares® MSCI Emerging Markets ETF Top Ten Holdings As of December 31, 2020
Reference Asset Constituent Issuer	Percentage (%)
Taiwan Semiconductor Manufacturing	5.87%
Alibaba Group Holding (ADR)	5.57%
Tencent Holdings Ltd	5.28%
Samsung Electronics Ltd	4.50%
Meituan Dianping	1.73%
Naspers Limited N Ltd	1.13%
Reliance Industries Ltd	0.98%
JD.com (ADR)	0.96%
China Construction Bank Corp (Hong Kong)	0.92%
Ping An Insurance (Group) Co of China	0.92%
Total	27.86%

iShares® MSCI Emerging Markets ETF Weighting by Sector As of December 31, 2020*
Sector	Percentage (%)
Information Technology	20.39%
Consumer Discretionary	18.26%
Financials	17.86%
Communication	11.57%
Materials	7.52%
Consumer Staples	5.83%
Energy	4.99%
Health Care	4.73%
Industrials	4.33%
Real Estate	2.04%
Utilities	2.02%
Other	0.46%
Total	100.00%

iShares® MSCI Emerging Markets ETF Top Ten Weighting by Country As of December 31, 2020*
Country	Percentage (%)
China	38.88%
Korea (South)	13.41%
Taiwan	12.70%
India	9.20%
Brazil	5.07%
South Africa	3.46%
Russian Federation	2.94%
Saudi Arabia	2.43%
Thailand	1.81%
Mexico	1.72%
Other	8.39%

Total	100.01%
* Percentages may not sum to 100.00% due to rounding.

Notwithstanding the EEM Fund’s investment objective, the return on your Securities will not reflect any dividends paid on the EEM Fund shares, on the securities purchased by the EEM Fund or on the securities that comprise the Target Index.
Representative Sampling
The EEM Fund uses a representative sampling strategy to attempt to track the performance of the Target Index. For the EEM Fund, this strategy involves investing in a representative sample of securities that collectively have an investment profile similar to that of the Target Index. The securities selected are expected to have aggregate investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the Target Index.
The EEM Fund generally invests at least 90% of its assets in the securities of the Target Index and in depositary receipts representing securities of the Target Index. The EEM Fund may invest the remainder of its assets in securities not included in the Target Index, but which BFA believes will help the EEM Fund track the Target Index. The EEM Fund may also invest its other assets in futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA. Also, the EEM Fund may lend securities representing up to one-third of the value of the EEM Fund’s total assets (including the value of the collateral received). The EEM Fund invests all of its assets that are invested in India in a wholly owned subsidiary located in the Republic of Mauritius. BFA also serves as the investment adviser of the subsidiary.
Tracking Error
The performance of the EEM Fund and the Target Index may vary due to a variety of factors, including differences between the Reference Asset Constituents and the constituents of the Target Index, pricing differences (including differences between a security’s price at the local market close and the EEM Fund’s valuation of a security at the time of calculation of the EEM Fund’s NAV per share), transaction costs incurred by the EEM Fund, the EEM Fund’s holding of uninvested cash, differences in timing of the accrual of or the valuation of dividends or interest, the requirements to maintain pass-through tax treatment, portfolio transactions carried out to minimize the distribution of capital gains to shareholders, changes to the Target Index or the costs to the EEM Fund of complying with various new or existing regulatory requirements. Tracking error may also result because the EEM Fund incurs fees and expenses, while the Target Index does not. BFA expects that, over time, the EEM Fund’s performance difference will not exceed 5%. The EEM Fund’s use of a representative sampling strategy can be expected to produce a greater tracking error over a period of time than would result if the EEM Fund used an indexing strategy in which an exchange-traded fund invests in substantially all of the securities in the Target Index in approximately the same proportions as in the Target Index.
Industry Concentration Policy
The EEM Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that its Target Index is concentrated in that industry or group of industries.
The Target Index
The Target Index is a free float-adjusted market capitalization index and is one of the MSCI Global Investable Market Indices (the “MSCI Indices”), the methodology of which is described below. The Target Index is considered a “standard” index, which means it consists of all eligible large capitalization and mid-capitalization stocks, as determined by MSCI, assigned to countries classified as emerging markets. Additional information about the MSCI Indices is available on the following website: msci.com/index-methodology. Daily closing price information for the Target Index is available on the following website: mscibarra.com/products/indices/international_equity_indices/performance.html. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement or any document incorporated herein by reference.
The Target Index is intended to provide performance benchmarks for the emerging equity markets in the Americas, Europe, the Middle East, Africa and Asia, which are Argentina, Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Kuwait, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and the United Arab Emirates. The constituent stocks of the Target Index are derived from the constituent stocks in the 27 MSCI standard single country indices for the emerging market countries listed above. The Target Index is calculated in U.S. dollars on a total return net basis. The Target Index was launched on December 31, 1987 at an initial value of 100.
As of the close on May 31, 2018, MSCI began a multi-step process to include, in the Target Index, large cap China A shares that are not in trading suspension. As part of the first step of the inclusion process, which resulted from the May 2018 semi-annual index review, MSCI added such large cap China A shares to the Target Index at 2.5% of their foreign inclusion factor-adjusted market capitalization. In connection with the August 2018 quarterly index review, MSCI implemented the second step of the inclusion process by increasing the foreign inclusion factor-adjusted market capitalization of those existing China A share constituents from 2.5% to 5%. With the implementation of this second step, and the inclusion of additional China A shares in connection with the August 2018 quarterly index review, China A shares were initially expected to represent approximately 0.75% of the Target Index.
As of the close on May 28, 2019, MSCI began a three-step process to further increase the weight of China A shares in the Target Index. In connection with the May 2019 semi-annual index review, MSCI implemented the first step by increasing the foreign inclusion factor-adjusted market capitalization of all large cap China A shares in the Target Index from 5% to 10% and adding 26 China A shares (18 of which are ChiNext stocks) at 10% of their foreign inclusion factor-adjusted market capitalization. With the implementation of this first step, China A shares initially had an aggregate weight of 1.76% in the Target Index. As of the close on August 27, 2019, in connection with the August 2019 quarterly index review, MSCI implemented the second step of the inclusion process by increasing the foreign inclusion factor-adjusted market capitalization of all large cap China A shares from 10% to 15%. With the implementation of this second step, China A shares will have a weight of 2.46% in the Target Index. Finally, in connection with the November 2019 semi-annual index review, MSCI increased the foreign inclusion factor-adjusted market capitalization of all large cap China A shares from 15% to 20% and added mid cap China A shares, including eligible ChiNext shares, to the Target Index at 20% of their foreign inclusion factor-adjusted market capitalization. As of the close of markets on November 26, 2019, the Target Index included 472 China A shares, comprised of 244 large cap and 228 mid cap securities, which represented a 4% weight in the Target Index. As of that same time, the MSCI China Index, which includes China A shares and offshore listed shares, included 710 securities, which represented a weight of 34% in the Target Index.
As of the close on May 28, 2019, MSCI began a two-step process to include the MSCI Saudi Arabia Index in the Target Index. In connection with the May 2019 semi-annual index review, MSCI implemented the first step by adding 30 Saudi Arabian securities at 50% of their foreign inclusion factor-adjusted market capitalization, initially representing an aggregate weight of 1.42% in the Target Index. As of the close on August 27, 2019, in connection with the August 2019 quarterly index review, MSCI implemented the second step by increasing the weight of Saudi Arabian securities from 1.45% to 2.83% in the Target Index. In addition, MSCI has reclassified the MSCI Argentina Index from a “frontier market” to an “emerging market”, and added eight Argentinian securities initially representing an aggregate weight of 0.26% in the Target Index. MSCI expects to continue to restrict the inclusion in the MSCI Argentina Index to only foreign listings of Argentinian companies, such as American depositary receipts.
As part of the November 2020 semi-annual index review, MSCI reclassified the MSCI Kuwait Index from Frontier Markets to Emerging Markets in one step. As a result, seven Kuwaiti securities were added to the Target Index at an aggregate weight of 0.58%.
MSCI divides the companies included in the Target Index into eleven Global Industry Classification Sectors: Communication Services, Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Real Estate and Utilities.
Construction of The Target Index
MSCI undertakes an index construction process at an individual market level, which involves: (i) defining the equity universe for each market; (ii) determining the market investable equity universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying index continuity rules for the standard index; and (v) classifying securities under the Global Industry Classification Standard. The Target Index construction methodology differs in some cases depending on whether the relevant market is considered a developed market or an emerging market. The Target Index is an emerging market index. The Target Index is a standard index, meaning that only securities that would qualify for inclusion in a large cap index or a mid cap index will be included as described below.

Defining the Equity Universe
Identifying Eligible Equity Securities: The equity universe initially looks at securities listed in any of the countries in the MSCI Global Index series, which will be classified as either “developed markets” or “emerging markets”. All listed equity securities, including real estate investment trusts and certain income trusts in Canada are eligible for inclusion in the equity universe. Limited partnerships, limited liability companies and business trusts, which are listed in the U.S. and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion in the equity universe. Conversely, mutual funds, exchange traded funds, equity derivatives and most investment trusts are not eligible for inclusion in the equity universe. Preferred shares that exhibit characteristics of equity securities are eligible.
Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.
Determining the Market Investable Equity Universes
A market investable equity universe for a market is derived by (i) identifying eligible listings for each security in the equity universe; and (ii) applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is generally equivalent to a single country. The global investable equity universe is the aggregation of all market investable equity universes.
(i)
Identifying Eligible Listings: A security may have a listing in the country where it is classified (a “local listing”) and/or in a different country (a “foreign listing”). A security may be represented by either a local listing or a foreign listing (including a depositary receipt) in the global investable equity universe. A security may be represented by a foreign listing only if the security is classified in a country that meets the foreign listing materiality requirement (as described below), and the security’s foreign listing is traded on an eligible stock exchange of a developed market country if the security is classified in a developed market country or, if the security is classified in an emerging market country, an eligible stock exchange of a developed market country or an emerging market country.

In order for a country to meet the foreign listing materiality requirement, MSCI determines all securities represented by a foreign listing that would be included in the country’s MSCI Country Investable Market Index if foreign listings were eligible from that country. The aggregate free-float adjusted market capitalization for all such securities should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index. If a country does not meet the foreign listing materiality requirement, then securities in that country may not be represented by a foreign listing in the global investable equity universe.
(ii)	Applying Investability Screens: The investability screens used to determine the investable equity universe in each market are:
Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization. The equity universe minimum size requirement applies to companies in all markets and is derived as follows:
•
First, the companies in the developed market equity universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the developed market equity universe is calculated for each company. Each company’s free float-adjusted market capitalization is represented by the aggregation of the free float-adjusted market capitalization of the securities of that company in the equity universe.

•
Second, when the cumulative free float-adjusted market capitalization coverage of 99% of the sorted equity universe is achieved, by adding each company’s free float-adjusted market capitalization in descending order, the full market capitalization of the company that reaches the 99% threshold defines the equity universe minimum size requirement.

•
The rank of this company by descending order of full market capitalization within the developed market equity universe is noted, and will be used in determining the equity universe minimum size requirement at the next rebalance.

As of May 2020, the equity universe minimum size requirement was set at U.S. $238 million. Companies with a full market capitalization below this level are not included in any market investable equity universe. The equity universe minimum size requirement is reviewed and, if necessary, revised at each semi-annual index review, as described below.
Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have at least one eligible listing that has adequate liquidity as measured by its 12-month and 3-month annualized traded value ratio (“ATVR”) and 3-month frequency of trading. The ATVR attempts to mitigate the impact of extreme daily trading volumes and takes into account the free float-adjusted market capitalization of securities. A minimum liquidity level of 20% of the 3-month ATVR and 90% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 20% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of a developed market. A minimum liquidity level of 15% of the 3-month ATVR and 80% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 15% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of an emerging market. Securities in the MSCI China equity universe will not be eligible for inclusion in the Target Index if the security is suspended or has been suspended for 50 consecutive days or more in the past 12 months.
Only one listing per security may be included in the market investable equity universe. In instances where a security has two or more eligible listings that meet the above liquidity requirements, then the following priority rules are used to determine which listing will be used for potential inclusion of the security in the market investable equity universe:
(1)	Local listing (if the security has two or more local listings, then the listing with the highest 3-month ATVR will be used)
(2)
Foreign listing in the same geographical region (MSCI classifies markets into three main geographical regions: EMEA, Asia Pacific and Americas. If the security has two or more foreign listings in the same geographical region, then the listing with the highest 3-month ATVR will be used).

(3)	Foreign listing in a different geographical region (if the security has two or more foreign listings in a different geographical region, then the listing with the highest 3-month ATVR will be used).
Due to liquidity concerns relating to securities trading at very high stock prices, a security that is currently not a constituent of a MSCI Global Investable Markets Index that is trading at a stock price above U.S. $10,000 will fail the liquidity screening and will not be included in any market investable equity universe.
Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.
MSCI will then derive a “foreign inclusion factor” for the company that reflects the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor. In general, a security must have a foreign inclusion factor equal to or larger than 0.15 to be eligible for inclusion.
Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.
Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi-annual index review. This requirement is applicable to small new issues in all markets. Large initial public offerings are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and a standard index, such as the Target Index, outside of a quarterly or semi-annual index review.
Minimum Foreign Room Requirement: This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.
Determining Market Capitalization Size Segments for Each Market
Once a market investable equity universe is defined, it is segmented into the following size-based indices:
•	Investable Market Index (Large Cap + Mid Cap + Small Cap)

•	Standard Index (Large Cap + Mid Cap)
•	Large Cap Index
•	Mid Cap Index
•	Small Cap Index
Creating the size segment indices in each market involves the following steps: (i) defining the market coverage target range for each size segment; (ii) determining the global minimum size range for each size segment; (iii) determining the market size−segment cutoffs and associated segment number of companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements. The percentage of market coverage of a standard index for emerging market indices and the global minimum size range for an emerging market standard index may be made available by MSCI on its website.
Index Continuity Rules for Standard Indices
In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a developed market standard index and a minimum number of three constituents will be maintained for an emerging market standard index, and involves the following steps:
•
If after the application of the index construction methodology, a developed market standard index contains fewer than five securities or an emerging market standard index contains fewer than three securities, then the largest securities by free float-adjusted market capitalization are added to the Target Index in order to reach the minimum number of required constituents.

•
At subsequent Target Index reviews, if the minimum number of securities described above is not met, then after the market investable equity universe is identified, the securities are ranked by free float-adjusted market capitalization, however, in order to increase stability the free float-adjusted market capitalization of the existing index constituents (prior to review) is multiplied by 1.50, and securities are added until the desired minimum number of securities is reached.

Creating Style Indices within Each Size Segment
All securities in the investable equity universe are classified into value or growth segments. The classification of a security into the value or growth segment is used by MSCI to construct additional indices.
Classifying Securities under the Global Industry Classification Standard
All securities in the global investable equity universe are assigned to the industry that best describes their business activities. The Global Industry Classification Standard classification of each security is used by MSCI to construct additional indices.
Calculation Methodology for the Target Index
Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In the case of a market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries the latest available closing price. In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation. If MSCI determines that another price is more appropriate based on the circumstances, , an announcement would be sent to clients with the related information. Closing prices are converted into U.S. dollars, as applicable, using the closing spot exchange rates calculated by WM/Reuters at 4:00 P.M. London Time.
The Target Index is a net daily total return index. A daily total return index measures the market performance, including price performance and income from regular cash distributions, while a net daily total return index measures the price performance and income from dividends, net of certain withholding taxes. MSCI calculates withholding taxes using the highest applicable withholding tax rate applicable to institutional investors. This net income is reinvested in the Target Index and thus makes up part of the total index performance. MSCI’s net daily total return methodology reinvests net cash dividends in indices the day the security is quoted ex-dividend, or on the ex-date (converted to U.S. dollars, as applicable). Certain dividends, including special/extraordinary dividends and commemorative dividends, are reinvested in the indices if, a day prior to the ex-date, the dividend impact on price is less than 5%. If the impact is 5% or more, the dividend will be reflected in the indices through a price adjustment. A specific price adjustment is always applied for stock dividends that are issued at no cost to the shareholders, an extraordinary capital repayment or a dividend paid in the shares of another company. Cash payments related to corporate events, such as mergers and acquisitions, are considered on a case-by-case basis.

Notwithstanding the EEM Fund’s investment objective, the return on your Securities will not reflect any dividends paid on the EEM Fund shares, on its Reference Asset Constituents or on the securities that comprise its Target Index.
Maintenance of the Target Index
In order to maintain the representativeness of the Target Index, structural changes to the index as a whole may be made by adding or deleting component securities. Currently, such changes in the Target Index may generally only be made on four dates throughout the year: after the close of the last business day of each February, May, August and November.
Each country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each component country index, emphasis is also placed on its continuity, continuous investability of constituents and replicability of the index and on index stability and minimizing turnover.
MSCI classifies index maintenance in three broad categories. The first consists of ongoing event related changes, such as mergers and acquisitions, which are generally implemented in the country indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of semi-annual index reviews that systematically re-assess the various dimensions of the equity universe.
Ongoing event-related changes to the Target Index are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, stock bonus issues, public placements and other similar corporate actions that take place on a continuing basis. MSCI will remove from the Target Index as soon as practicable securities of companies that file for bankruptcy or other protection from their creditors, that are suspended and for which a return to normal business activity and trading is unlikely in the near future; or that fail stock exchange listing requirements with a delisting announcement. Securities may also be considered for early deletion in other significant cases, such as decreases in free float and foreign ownership limits, or when a constituent company acquires or merges with a non-constituent company or spins-off another company. In practice, when a constituent company is involved in a corporate event which results in a significant decrease in the company’s free float adjusted market capitalization or the company decreases its foreign inclusion factor to below 0.15, the securities of that constituent company are considered for early deletion from the indices simultaneously with the event unless, in either case, it is a standard index constituent with a minimum free float-adjusted market capitalization meeting at least two-thirds of 1.8 times one-half of the standard index interim size segment cut-off. Share conversions may also give rise to an early deletion. Changes in number of shares and foreign inclusion factors resulting from primary equity offerings representing at least 5% of the security’s pre-event number of shares are implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. MSCI implements pending number of shares and/or free float updates simultaneously with the event, unless the change in number of shares is less than 1% on a post-event number of shares basis, in which case it will be implemented at a subsequent index review. Changes in the number of shares smaller than 5% are implemented at a subsequent index review. Secondary offerings/block sales with sizes representing at least 5% of the security’s pre-event number of shares are implemented at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.
MSCI’s quarterly index review process is designed to ensure that the country indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by timely reflecting significant market driven changes that were not captured in each index at the time of their actual occurrence and that should not wait until the semi-annual index review due to their importance. These quarterly index reviews may result in additions and deletions of component securities from a country index (or a security being removed from one country listing and represented by a different country listing) and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to component securities may result from: the addition of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for component securities may result from: corporate events that should have been implemented at the time of such event but could not be reflected immediately due to lack of publicly available details at the time of the event; exercise of IPO over-allotment options which result in an increase in free float; increases in foreign ownership limits; decreases in foreign ownership limits which did not require foreign investors to immediately sell shares in the market; re-estimates of free float figures resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and conversion of a non-index constituent share class or an unlisted line of shares which has an impact on index constituents. However, no changes in foreign inclusion factors are implemented for any of the above events if the change in free float estimate is less than 1%, except in cases of correction. As discussed above, small changes in the number of shares resulting from, for example, exercise of options or warrants and employee stock option plans, conversion of convertible bonds or other instruments (including periodic conversion of preferred stocks), conversion of a non-index constituent share class or an unlisted line of shares which has an impact on index constituents, periodical conversion of a share class into another share class, exercise of over-allotment options, periodic share buybacks, the cancellation of shares, acquisition for shares of non-listed companies or assets, or other events that could not be implemented on or near the effective dates where no price adjustment factor is necessary, are generally updated at the quarterly index review rather than at the time of the event. The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August. MSCI has noted that consistency is a factor in maintaining each component country index.
MSCI’s semi-annual index review is designed to systematically reassess the component securities of the Target Index. During each semi-annual index review, the universe of component securities is updated and the global minimum size range for the Target Index is recalculated, which is based on the full market capitalization and the cumulative free float-adjusted market capitalization coverage of each security that is eligible to be included in the Target Index. The following the Target Index maintenance activities, among others, are undertaken during each semi-annual index review: the list of countries in which securities may be represented by foreign listings is reviewed; the component securities are updated by identifying new equity securities that were not part of the Target Index at the time of the previous quarterly index review; the minimum size requirement for the Target Index is updated and new companies are evaluated relative to the new minimum size requirement; existing component securities that do not meet the minimum liquidity requirements of the Target Index may be removed (or, with respect to any such security that has other listings, a determination is made as to whether any such listing can be used to represent the security in the market investable universe); and changes in “foreign inclusion factors” are implemented (provided the change in free float is greater than 1%, except in cases of correction). During a semi-annual index review, component securities may be added or deleted from a country index for a range of reasons, including the reasons discussed with respect to component securities changes during quarterly index reviews as discussed above. Foreign listings may become eligible to represent securities only from the countries that met the foreign listing materiality requirement during the previous semi-annual index review (this requirement is applied only to countries that do not yet include foreign listed securities). Once a country meets the foreign listing materiality requirement at a given semi-annual index review, foreign listings will remain eligible for such country even if the foreign listing materiality requirements are not met in the future.
The results of the semi-annual index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day of May and November.
The Target Index maintenance also includes monitoring and completing adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs as well as deleting constituents that enter ineligible alert boards.
These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.
“iShares®” is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BITC”). The Target Index is not sponsored, endorsed, sold, or promoted by BITC. BITC makes no representations or warranties to the owners of the Target Index or any member of the public regarding the advisability of investing in the Target Index. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the Target Index.

Historical Information
The graph below illustrates the performance of the EEM Fund from January 1, 2016 through March 30, 2021. The dotted line represents the Threshold Value of $37.149, which is equal to 70.00% of $53.07, which was the Closing Price of the EEM Fund on March 30, 2021. Past performance of the EEM Fund is not indicative of the future performance of the EEM Fund.
We obtained the information regarding the historical performance of the EEM Fund in the graph above from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence. The historical performance of the EEM Fund should not be taken as an indication of its future performance, and no assurance can be given as to the Ending Value of the EEM Fund. We cannot give you assurance that the performance of the EEM Fund will result in any positive return on your initial investment.

iShares® MSCI EAFE ETF

The iShares® MSCI EAFE ETF (which we refer to in this section as the “EFA Fund”) is one of the separate investment portfolios that constitute iShares Trust. The EFA Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index (with respect to the EFA Fund, the “Target Index”). The EFA Fund will generally invest at least 90% of its assets in the securities of the Target Index and depositary receipts representing the securities of the Target Index. The EFA Fund also may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including money market funds advised by the Investment Adviser or its affiliates, as well as in securities not included in the Target Index, but which the Investment Adviser believes will help the EFA Fund track the Target Index.
The Investment Adviser uses a representative sampling strategy to manage the EFA Fund. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in an applicable target index that collectively has an investment profile similar to such target index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the Target Index. The EFA Fund may or may not hold all of the securities that are included in the Target Index.
Information filed by iShares Trust with the SEC can be found by reference to its SEC file numbers: 333-92935 and 811-09729.
Shares of the EFA Fund are listed on the NYSE Arca under ticker symbol “EFA”.
The Investment Adviser is entitled to receive a management fee from the EFA Fund based on the EFA Fund’s allocable portion of an aggregate management fee based on the aggregate average daily net assets of the EFA Fund and a set of other specified iShares® funds (the “funds”). As of December 31, 2020, the aggregate expense ratio of the EFA Fund was 0.32% per annum.
The investment advisory agreement of the EFA Fund provides that BFA will pay all operating expenses of the EFA Fund, except interest expenses, taxes, brokerage expenses, future distribution fees or expenses, and extraordinary expenses. The EFA Fund may also pay “Acquired Fund Fees and Expenses”.  Acquired Fund Fees and Expenses reflect the EFA Fund’s pro rata share of the fees and expenses incurred by investing in other investment companies.
For additional information regarding the Company or the Investment Adviser, please consult the reports (including the most recent Annual Report to Shareholders on Form N-CSR) and other information the Company files with the SEC. In addition, information regarding the EFA Fund, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents and the iShares® website.
The Target Index

The Target Index is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada.  The Target Index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial level of 100.  The Target Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The Target Index currently consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.
The Target Index was developed by MSCI and is calculated, maintained and published by MSCI. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the Target Index at any time. The Target Index has been developed by MSCI as an equity benchmark for its international stock performance. For a description of the methodology applicable to the calculation, maintenance and publication of indices subject to the MSCI Global Investable Market Indices (which includes the Target Index for both the EEM Fund and the EFA Fund), please see “Information Regarding the Reference Assets - iShares® MSCI Emerging Markets ETF - The Target Index” herein.
Investment Objective

The EFA Fund seeks to track the investment results, before fees and expenses, of the Target Index. The EFA Fund’s investment objective may be changed without shareholder approval.
The following tables display the top holdings and weightings by industry sector and country of the EFA Fund. Sector designations are determined by the Investment Adviser using criteria it has selected or developed. ETF advisers and index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between ETFs or indices with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices or ETFs. We obtained the information in the tables below from the EFA Fund’s website without independent verification.
iShares® MSCI EAFE ETF Top Ten Holdings As of December 31, 2020
Reference Asset Constituent Issuer	Percentage (%)
Nestle SA	2.13%
Roche Holding Par AG	1.54%
Novartis AG	1.32%
ASML Holding NV	1.30%
LVMH	1.09%
Toyota Motor Corp.	1.03%
Unilever PLC	0.99%
AIA Group Ltd	0.93%
SAP	0.86%
Astrazenca PLC	0.82%
Total	12.01%

iShares® MSCI EAFE ETF Weighting by Sector As of December 31, 2020*
Sector	Percentage (%)
Financials	16.21%
Industrials	15.12%
Health Care	12.77%
Consumer Discretionary	12.45%
Consumer Staples	10.87%
Information Technology	8.88%
Materials	7.82%
Communication Services	5.19%
Utilities	3.86%
Energy	3.11%
Real Estate	3.08%
Other	0.64%
Total	100.00%

iShares® MSCI EAFE ETF Top Ten Weighting by Country As of December 31, 2020*
Country	Percentage (%)
Japan	25.16%
United Kingdom	13.95%
France	11.01%
Switzerland	9.59%
Germany	9.35%
Australia	7.01%
Netherlands	3.83%
Sweden	3.33%
Hong Kong	3.23%
Denmark	2.51%
Other	11.03%
Total	100.00%
* Percentages may not sum to 100.00% due to rounding.

Notwithstanding the EFA Fund’s investment objective, the return on your Securities will not reflect any dividends paid on the EFA Fund’s shares, on the Reference Asset Constituent Stocks or on the securities that comprise the Target Index.

Historical Information
The graph below illustrates the performance of the EFA Fund from January 1, 2016 through March 30, 2021. The dotted line represents the Threshold Value of $53.34, which is equal to 70.00% of $76.20, which was the Closing Price of the EFA Fund on March 30, 2021. Past performance of the EFA Fund is not indicative of the future performance of the EFA Fund.
We obtained the information regarding the historical performance of the EFA Fund in the graph above from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence. The historical performance of the EFA Fund should not be taken as an indication of its future performance, and no assurance can be given as to the Ending Value of the EFA Fund. We cannot give you assurance that the performance of the EFA Fund will result in any positive return on your initial investment.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Pursuant to the terms of a distribution agreement, Scotia Capital (USA) Inc., an affiliate of the Bank, has agreed to purchase the Securities from the Bank for distribution to other registered broker-dealers.
Scotia Capital (USA) Inc. or one of our affiliates has agreed to purchase the aggregate Principal Amount of the Securities and as part of the distribution, has agreed to sell the Securities to WFS at a discount of $38.20 (3.82%) per $1,000 Principal Amount of the Securities. WFS will provide selected dealers, including WFA, with a selling concession of $25.00 (2.50%) per $1,000 Principal Amount of the Securities, and WFA will receive a distribution expense fee of $1.20 (0.12%) per $1,000 Principal Amount of the Securities for Securities sold by WFA.
In addition, in respect of certain Securities sold in this offering, we will also pay a fee of $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.
In addition, Scotia Capital (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Securities. While the Underwriters may make markets in the Securities, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution” in the accompanying prospectus supplement and each product prospectus supplement.
The price at which you purchase the Securities includes costs that the Bank, the Underwriters or their affiliates expect to incur and profits that the Bank, the Underwriters or their affiliates expect to realize in connection with hedging activities related to the Securities, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Securities. As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Original Issue Date.
Conflicts of Interest
Scotia Capital (USA) Inc. is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Scotia Capital (USA) Inc. is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
The Underwriters and their respective affiliates are full service financial institutions engaged in various activities,  which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. The Underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Securities or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

THE BANK’S ESTIMATED VALUE OF THE SECURITIES
The Bank’s estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. The Bank’s estimated value does not represent a minimum price at which the Bank would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Bank’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the Securities is derived from the Bank’s internal pricing model. This model is dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the Securities was determined when the terms of the Securities were set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Bank’s Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates.”
The Bank’s estimated value of the Securities is lower than the Original Offering Price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the Original Offering Price of the Securities. These costs include the selling commissions paid to the Underwriters and other affiliated or unaffiliated dealers, the projected profits that we or our hedge provider expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. The profits also include an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your Securities. We pay to such hedge provider amounts based on, but at a discount to, what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, such hedge provider pays to us the amount we owe under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Bank’s Estimated Value of the Securities is Lower Than the Original Offering Price of the Securities” in this pricing supplement.

ADDITIONAL INFORMATION ABOUT THE SECURITIES
Please read this information in conjunction with the summary terms on the front cover of this document. Notwithstanding anything to the contrary in the accompanying product prospectus supplements for this Security, the amount you will receive at maturity will be the Redemption Amount at Maturity, defined and calculated as provided in this pricing supplement.
Additional Information About the Terminology Used in this Pricing Supplement
This pricing supplement uses certain terminology that differs from that used in the accompanying product prospectus supplements. For the avoidance of doubt, the provisions in this pricing supplement regarding any payment on the Securities will control. Please read this pricing supplement and the accompanying prospectus, prospectus supplement, and product prospectus supplements with the following mapping in mind.
“Security”	The accompanying product prospectus supplements refer to a Security as a “note”
“Original Offering Price”	The accompanying product prospectus supplements refer to the Original Offering Price as the “issue price”
“Calculation Day”	The accompanying product prospectus supplements refer to a Calculation Day as a “valuation date”
“Threshold Value”	The accompanying product prospectus supplements refer to the Threshold Value as the “Barrier Level”
“Starting Value”
The accompanying index product prospectus supplement refers to the Starting Value as the “Initial Level” and the accompanying equity securities and ETF product prospectus supplement refers to the Starting Value as the “Initial Price”

“Ending Value”
The accompanying index product prospectus supplement refers to the Ending Value as the “Final Level” and the accompanying equity securities and ETF product prospectus supplement refers to the Ending Value as the “Final Price”

“Redemption Amount at Maturity”	The accompanying product prospectus supplements refer to the Redemption Amount at Maturity as the “payment at maturity”
“Sponsor”	The accompanying index product prospectus supplement refers to the Sponsor as the “Index Sponsor”

CANADIAN INCOME TAX CONSEQUENCES
See “Supplemental Discussion of Canadian Tax Consequences” of each accompanying product prospectus supplement.

U.S. FEDERAL INCOME TAX CONSEQUENCES
The U.S. federal income tax consequences of your investment in the Securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in each accompanying product prospectus supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.
U.S. Tax Treatment. By purchasing the Securities, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Securities as prepaid derivative contracts with respect to the Reference Assets that are "open transactions" for U.S. federal income tax purposes. If your Securities are so treated, and you are a U.S. holder, as defined in the accompanying product prospectus supplement, subject to the discussion below regarding Section 1260 of the Code, you should generally recognize long-term capital gain or loss if you hold your Securities for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. The deductibility of capital losses may be subject to limitations.
Section 1260. Because each Reference Fund would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the Securities could be treated as a constructive ownership transaction under Section 1260 of the Code. If the Securities were treated as a constructive ownership transaction, certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your Securities could be recharacterized as ordinary income, and you could be subject to an interest charge on any deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Securities as a constructive ownership transaction in the equity securities and ETF product prospectus supplement.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities , it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the Securities could differ materially and adversely from the treatment described above.
Section 1297. We will not attempt to ascertain whether any Reference Asset Constituent Stock Issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition (including cash settlement) of the Securities. U.S. holders should refer to information filed with the SEC or equivalent governmental authority by such entities and consult their tax advisors regarding the possible consequences to them if any such entity is or becomes a PFIC.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance the IRS and the Treasury will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code, discussed above, should be applied to such instruments. Both U.S. holders and non-U.S. holders are urged to consult their tax advisors regarding the possible consequences to them of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain recognized with respect to the Securities, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Securities if they do not hold their Securities in an account maintained by a financial institution and the aggregate value of their Securities and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Securities and fails to do so.
Non-U.S. Holders. If you are a non-U.S. holder, as defined in the accompanying product prospectus supplement, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain recognized on the taxable disposition of the Securities generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any Reference Fund or Reference Asset Constituent Stock Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  We also have not attempted to determine whether the Securities should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain recognized by a non-U.S. holder in respect of the Securities upon a taxable disposition (including cash settlement) of the Securities to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Securities as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.

Based on our representation that the Securities are not “delta-one” with respect to any Reference Asset or any Reference Asset Constituent Stocks, our special U.S. tax counsel is of the opinion that the Securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon the Pricing Date of the Securities. If withholding under Section 871(m) of the Code is required, we will not make payments of any additional amounts.
Nevertheless, it is possible that your Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting a Reference Asset, any Reference Asset Constituent Stocks or your Securities, and following such occurrence your Securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Securities under these rules if you enter, or have entered into certain other transactions in respect of a Reference Asset, any Reference Asset Constituent Stocks or the Securities. If you enter, or have entered, into other transactions in respect of a Reference Asset, any Reference Asset Constituent Stocks or the Securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Securities in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Securities.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition (because recent proposed Treasury regulations, which may be currently relied upon, would eliminate FATCA withholding on gross proceeds), and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a non-U.S. entity) under the FATCA rules.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Securities will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Securities.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank and those of the Reference Asset Constituent Stock Issuers).

VALIDITY OF THE SECURITIES
In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the Bank, when the Securities offered by this pricing supplement have been executed and issued by the Bank and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Securities will be valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the Bank, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Securities, authentication of the Securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated November 30, 2018 filed with the Securities and Exchange Commission as Exhibit 5.3 to the Registration Statement on Form F-3 on November 30, 2018.
In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 30, 2018, which has been filed as Exhibit 5.2 to the Bank’s Form F-3 filed with the SEC on November 30, 2018.